                                                                     EXHIBIT 2.1


                      AGREEMENT AND PLAN OF REORGANIZATION

                                      AMONG

                         WESTERN MULTIPLEX CORPORATION,

                            WALNUT-PINE MERGER CORP.

                                       AND

                                  PROXIM, INC.

                          DATED AS OF JANUARY 16, 2002

                                TABLE OF CONTENTS

                                                                                                   PAGE
                                                                                                   ----
ARTICLE I THE MERGER............................................................................     2

        1.1    The Merger.......................................................................     2
        1.2    Effective Time; Closing..........................................................     2
        1.3    Effect of the Merger.............................................................     2
        1.4    Certificate of Incorporation; Bylaws.............................................     2
        1.5    Effect on Capital Stock..........................................................     2
        1.6    Surrender of Certificates........................................................     4
        1.7    No Further Ownership Rights in Proxim Common Stock...............................     6
        1.8    Lost, Stolen or Destroyed Certificates...........................................     6
        1.9    Tax Consequences.................................................................     6
        1.10   Taking of Necessary Action; Further Action.......................................     6

ARTICLE II REPRESENTATIONS AND WARRANTIES OF PROXIM.............................................     6

        2.1    Organization of Proxim...........................................................     7
        2.2    Proxim Capital Structure.........................................................     7
        2.3    Obligations With Respect to Capital Stock........................................     7
        2.4    Authority........................................................................     8
        2.5    SEC Filings; Proxim Financial Statements.........................................     9
        2.6    Absence of Certain Changes or Events.............................................    10
        2.7    Taxes............................................................................    10
        2.8    Proxim Intellectual Property.....................................................    11
        2.9    Compliance; Permits; Restrictions................................................    15
        2.10   Litigation.......................................................................    15
        2.11   Brokers' and Finders' Fees.......................................................    16
        2.12   Employee Benefit Plans...........................................................    16
        2.13   Absence of Liens and Encumbrances................................................    18
        2.14   Environmental Matters............................................................    18
        2.15   Labor Matters....................................................................    19
        2.16   Agreements, Contracts and Commitments............................................    19
        2.17   Title to Proxim Properties.......................................................    21
        2.18   Statements; Joint Proxy Statement/Prospectus.....................................    21
        2.19   Board Approval...................................................................    22
        2.20   Opinion of Financial Advisors....................................................    22
        2.21   Vote Required....................................................................    22
        2.22   State Takeover Statutes..........................................................    22
        2.23   Proxim Rights Agreement..........................................................    22

ARTICLE III REPRESENTATIONS AND WARRANTIES OF WESTERN MULTIPLEX AND MERGER SUB..................    23

        3.1    Organization of Western Multiplex................................................    23

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                   PAGE
                                                                                                   ----

        3.2    Western Multiplex Capital Structure..............................................    23
        3.3    Obligations With Respect to Capital Stock........................................    24
        3.4    Authority........................................................................    24
        3.5    SEC Filings; Western Multiplex Financial Statements..............................    25
        3.6    Absence of Certain Changes or Events.............................................    26
        3.7    Taxes............................................................................    26
        3.8    Western Multiplex Intellectual Property..........................................    27
        3.9    Compliance; Permits; Restrictions................................................    31
        3.10   Litigation.......................................................................    31
        3.11   Brokers' and Finders' Fees.......................................................    31
        3.12   Employee Benefit Plans...........................................................    31
        3.13   Absence of Liens and Encumbrances................................................    34
        3.14   Environmental Matters............................................................    34
        3.15   Labor Matters....................................................................    35
        3.16   Agreements, Contracts and Commitments............................................    35
        3.17   Title to Western Multiplex Properties............................................    36
        3.18   Statements; Joint Proxy Statement/Prospectus.....................................    37
        3.19   Board Approval...................................................................    37
        3.20   Opinion of Financial Advisor.....................................................    37
        3.21   Vote Required....................................................................    38
        3.22   State Takeover Statutes..........................................................    38

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME..................................................    38

        4.1    Conduct of Business by Proxim....................................................    38
        4.2    Conduct of Business by Western Multiplex.........................................    41

ARTICLE V ADDITIONAL AGREEMENTS.................................................................    44

        5.1    Prospectus/Proxy Statement; Registration Statement...............................    44
        5.2    Meetings of Stockholders; Board Recommendation...................................    45
        5.3    Acquisition Proposals............................................................    46
        5.4    Confidentiality; Access to Information; No Modification of
               Representations, Warranties or Covenants.........................................    50
        5.5    Public Disclosure................................................................    50
        5.6    Regulatory Filings; Reasonable Efforts...........................................    50
        5.7    Notification of Certain Matters..................................................    52
        5.8    Third-Party Consents.............................................................    53
        5.9    Stock Options and Employee Benefits..............................................    53
        5.10   Form S-8.........................................................................    54
        5.11   Indemnification..................................................................    54
        5.12   Board of Directors and Executive Officers of Western Multiplex; Name Change......    55

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                   PAGE
                                                                                                   ----
        5.13   Nasdaq Listing...................................................................    55
        5.14   Proxim Affiliates; Restrictive Legend............................................    55
        5.15   Treatment as Reorganization......................................................    56
        5.16   Section 16 Matters...............................................................    56
        5.17   Assumption of Agreements.........................................................    56
        5.18   Bylaws of Proxim.................................................................    56
        5.19   Directors and Officers of the Surviving Corporation..............................    56

ARTICLE VI CONDITIONS TO THE MERGER.............................................................    57

        6.1    Conditions to Obligations of Each Party to Effect the Merger.....................    57
        6.2    Additional Conditions to Obligations of Proxim...................................    58
        6.3    Additional Conditions to the Obligations of Western Multiplex....................    58

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER...................................................    59

        7.1    Termination......................................................................    59
        7.2    Notice of Termination; Effect of Termination.....................................    61
        7.3    Fees and Expenses................................................................    62
        7.4    Amendment........................................................................    64
        7.5    Extension; Waiver................................................................    64

ARTICLE VIII GENERAL PROVISIONS.................................................................    64

        8.1    Non-Survival of Representations and Warranties...................................    64
        8.2    Notices..........................................................................    64
        8.3    Interpretation; Knowledge........................................................    65
        8.4    Counterparts.....................................................................    66
        8.5    Entire Agreement; Third-Party Beneficiaries......................................    66
        8.6    Severability.....................................................................    67
        8.7    Other Remedies; Specific Performance.............................................    67
        8.8    Governing Law....................................................................    67
        8.9    Rules of Construction............................................................    67
        8.10   Assignment.......................................................................    67
        8.11   Waiver of Jury Trial.............................................................    67

                             INDEX OF DEFINED TERMS

                                                                                        PAGE
                                                                                        ----
Acquisition...........................................................................    63
Acquisition Proposal..................................................................    49
Action................................................................................    15
Affiliate.............................................................................    16
Agreement.............................................................................     1
Amended Stockholders' Agreement.......................................................     1
Atheros...............................................................................    56
Atheros OEM Agreement.................................................................    56
Board Recommendation..................................................................    37
Broadview.............................................................................    16
Certificate of Merger.................................................................     2
Certificates..........................................................................     4
Change of Recommendation..............................................................    48
Closing...............................................................................     2
Closing Date..........................................................................     2
Code..................................................................................     2
Confidentiality Agreement.............................................................    50
Copyrights............................................................................    12
Delaware Law..........................................................................     1
DOJ...................................................................................    50
DOL...................................................................................    16
Effect................................................................................    66
Effective Time........................................................................     2
End Date..............................................................................    59
ERISA.................................................................................    16
Exchange Act..........................................................................     9
Exchange Agent........................................................................     4
Exchange Ratio........................................................................     3
FICA..................................................................................    10
FTC...................................................................................    50
FUTA..................................................................................    10
GAAP..................................................................................     9
Governmental Entity...................................................................     8
Hazardous Material....................................................................    18
Hazardous Materials Activities........................................................    19
HSR Act...............................................................................     9
Indemnified Parties...................................................................    54
Intellectual Property.................................................................    11
IRS...................................................................................    16
Joint Proxy Statement/Prospectus......................................................    21
JP Morgan.............................................................................    16
Knowledge.............................................................................    66
Legal Requirement.....................................................................     8
Material Adverse Effect...............................................................    66
Merger................................................................................     1
Merger Sub............................................................................     1
Nasdaq................................................................................     4
Necessary Consents....................................................................     9
Patents...............................................................................    11
Person................................................................................    66
Proxim................................................................................     1
Proxim Affiliate......................................................................    55
Proxim Affiliate Agreement............................................................    56
Proxim Balance Sheet..................................................................     9
Proxim Board Recommendation...........................................................    22
Proxim Common Stock...................................................................     3
Proxim Contracts......................................................................    19
Proxim Designated Directors...........................................................    55
Proxim Disclosure Letter..............................................................     6
Proxim Environmental Permits..........................................................    19
Proxim Financials.....................................................................     9
Proxim Insider........................................................................    56
Proxim Intellectual Property..........................................................    12
Proxim Leases.........................................................................    21
Proxim Material IP Contracts..........................................................    13
Proxim Options........................................................................     3
Proxim Permits........................................................................    15
Proxim Plans..........................................................................    16
Proxim Purchase Plan..................................................................    39
Proxim Registered Intellectual Property...............................................    12
Proxim Registered Intellectual Property Rights........................................    12
Proxim Rights.........................................................................    22
Proxim Rights Agreement...............................................................    22
Proxim SEC Reports....................................................................     9
Proxim Stock Option Plans.............................................................     3
Proxim Stockholder Approval...........................................................     8
Proxim Stockholders' Meeting..........................................................    21

                             INDEX OF DEFINED TERMS
                                   (CONTINUED)

Proxim Termination Fee................................................................    62
Proxim Voting Agreements..............................................................     1
PTO...................................................................................    12
Registered Intellectual Property......................................................    12
Registration Statement................................................................     9
Returns...............................................................................    10
SEC...................................................................................     9
Securities Act........................................................................     9
Share Issuance........................................................................     1
Siemens...............................................................................    56
Siemens Technology License Agreement..................................................    56
Stockholders' Meeting.................................................................    45
Superior Offer........................................................................    49
Surviving Corporation.................................................................     2
Tax...................................................................................    10
Taxes.................................................................................    10
Trademarks............................................................................    12
Triggering Event......................................................................    61
Voting Agreements.....................................................................     1
Western Multiplex.....................................................................     1
Western Multiplex Balance Sheet.......................................................    26
Western Multiplex Board Recommendation................................................    37
Western Multiplex Common Stock........................................................     3
Western Multiplex Contracts...........................................................    35
Western Multiplex Designated Directors................................................    55
Western Multiplex Disclosure Letter...................................................    23
Western Multiplex Environmental Permits...............................................    34
Western Multiplex Financials..........................................................    25
Western Multiplex Intellectual Property...............................................    28
Western Multiplex Leases..............................................................    37
Western Multiplex Material IP Contracts...............................................    29
Western Multiplex Permits.............................................................    31
Western Multiplex Plans...............................................................    32
Western Multiplex Purchase Plan.......................................................    54
Western Multiplex Registered Intellectual Property....................................    28
Western Multiplex Registered Intellectual Property Rights.............................    28
Western Multiplex SEC Reports.........................................................    25
Western Multiplex Spin-Out............................................................    30
Western Multiplex Stock Option Plans..................................................    24
Western Multiplex Stockholder Approval................................................    25
Western Multiplex Stockholders' Meeting...............................................    21
Western Multiplex Termination Fee.....................................................    62
Western Multiplex Voting Agreements...................................................     1

                                INDEX OF EXHIBITS

Exhibit A    Western Multiplex Voting Agreement

Exhibit B    Proxim Voting Agreement

Exhibit C    Amended and Restated Stockholders' Agreement

Exhibit D    Form of Certificate of Incorporation of Surviving Corporation

Exhibit E    Proxim Affiliate Agreement

                      AGREEMENT AND PLAN OF REORGANIZATION

        This AGREEMENT AND PLAN OF REORGANIZATION (the "AGREEMENT") is made and entered into as of January 16, 2002 among Western Multiplex Corporation, a Delaware corporation ("WESTERN MULTIPLEX"), Walnut-Pine Merger Corp., a Delaware corporation and a wholly owned direct subsidiary of Western Multiplex ("MERGER SUB"), and Proxim, Inc., a Delaware corporation ("Proxim").

                                    RECITALS

        A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law ("DELAWARE LAW"), Western Multiplex and Proxim will enter into a business combination transaction pursuant to which Merger Sub will merge with and into Proxim (the "MERGER").

        B. The Board of Directors of Western Multiplex (i) has determined that the Merger is advisable, consistent with and in furtherance of the long-term business strategy of Western Multiplex and fair to, and in the best interests of, Western Multiplex and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has approved and determined to recommend that the stockholders of Western Multiplex vote to approve the issuance of shares of Western Multiplex Common Stock (as defined below) to the stockholders of Proxim pursuant to the terms of this Agreement (the "SHARE Issuance").

        C. The Board of Directors of Proxim (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Proxim and fair to, and in the best interests of, Proxim and its stockholders,
(ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and declared this Agreement advisable and (iii) has determined to recommend the adoption of this Agreement to the stockholders of Proxim.

        D. Concurrently with the execution of this Agreement and as a condition and inducement to Western Multiplex's and Proxim's willingness to enter into this Agreement, certain affiliates of Western Multiplex are entering into voting agreements in substantially the form attached hereto as Exhibit A (the "WESTERN MULTIPLEX VOTING AGREEMENTS"), and certain affiliates of Proxim are entering into voting agreements in substantially the form attached hereto as Exhibit B (the "PROXIM VOTING AGREEMENTS" and, collectively with the Western Multiplex Voting Agreements, the "VOTING AGREEMENTS").

        E. Concurrently with the execution of this Agreement and as a condition and inducement to Proxim's willingness to enter into this Agreement, WMC Holding L.L.C. and GTI Acquisition Corporation are entering into an Amended and Restated Stockholders' Agreement in substantially the form attached hereto as Exhibit C (the "AMENDED STOCKHOLDERS' AGREEMENT"), such agreement to be effective upon consummation of the Merger.

        F. For United States federal income tax purposes, the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE").

        NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I
                                   THE MERGER

        1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into Proxim, the separate corporate existence of Merger Sub shall cease and Proxim shall continue as the surviving corporation. Proxim as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

        1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (the "CERTIFICATE OF MERGER") with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the time of such filing with the Secretary of State of the State of Delaware (or such later time as may be agreed in writing by the parties and specified in the Certificate of Merger) being the "EFFECTIVE TIME") as soon as practicable on or after the Closing Date (as herein defined). The closing of the Merger (the "CLOSING") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, located at 650 Page Mill Road, Palo Alto, California, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in ARTICLE VI, or at such other time, date and location as the parties hereto agree in writing (the "CLOSING DATE").

        1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Proxim and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Proxim and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        1.4 Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended so as to read in its entirety in the form attached hereto as Exhibit D.

        1.5 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Proxim or the holders of any of the following securities, the following shall occur:

               (a) Conversion of Proxim Common Stock. Each share of common stock, $0.001 par value per share, of Proxim (the "PROXIM COMMON STOCK"), issued and outstanding immediately prior to the Effective Time (other than any shares of Proxim Common Stock to be canceled pursuant to Section 2.23), together with any associated Proxim Rights (as defined in Section 2.23) under the Proxim Rights Agreement (as defined in Section 2.23), will be canceled and extinguished and automatically converted (subject to Sections 1.5(e) and 1.5(f)) into the right to receive 1.8896 (the "EXCHANGE RATIO") shares of Class A common stock, par value $0.01 per share, of Western Multiplex (the "WESTERN MULTIPLEX COMMON STOCK") upon surrender of the certificate representing such share of Proxim Common Stock in the manner provided in Section 1.6 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required)) in the manner provided in Section 1.8).

               (b) Cancellation of Treasury and Western Multiplex-Owned Stock. Each share of Proxim Common Stock held in the treasury of Proxim or owned by Merger Sub or Western Multiplex immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

               (c) Stock Options. The parties shall take all requisite action such that, at the Effective Time, all options to purchase Proxim Common Stock then outstanding (the "PROXIM OPTIONS") under Proxim's 1986 Stock Option Plan, 1994 Director Option Plan, 1995 Long-Term Incentive Plan and 1999 Nonstatutory Stock Option Plan (collectively, the "PROXIM STOCK OPTION PLANS") shall be assumed by Western Multiplex in accordance with Section 5.9 hereof. Prior to the Closing Date, the Board of Directors of Western Multiplex shall take all necessary action to assume and adopt, as of the Closing Date, Proxim's 1995 Long-Term Incentive Plan, and shall have the discretion to adopt, as of the Closing Date, any other Proxim Stock Option Plan. Rights outstanding under Proxim's 1993 Employee Stock Purchase Plan shall be treated as set forth in
Section 5.9 hereof.

               (d) Capital Stock of Merger Sub. Each share of common stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

               (e) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Western Multiplex Common Stock or Proxim Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Western Multiplex Common Stock or Proxim Common Stock occurring on or after the date hereof and prior to the Effective Time.

               (f) Fractional Shares. No fraction of a share of Western Multiplex Common Stock will be issued by virtue of the Merger, but in lieu thereof, each holder of shares of Proxim

Common Stock who would otherwise be entitled to a fraction of a share of Western Multiplex Common Stock (after aggregating all fractional shares of Western Multiplex Common Stock to be received by such holder) shall receive from Western Multiplex an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the average closing price of one share of Western Multiplex Common Stock for the five (5) most recent days that Western Multiplex Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on the Nasdaq National Market System ("NASDAQ").

        1.6 Surrender of Certificates.

               (a) Exchange Agent. Western Multiplex shall select an institution reasonably satisfactory to Proxim to act as the exchange agent (the "EXCHANGE AGENT") in the Merger.

               (b) Western Multiplex to Provide Common Stock. Promptly after the Effective Time, Western Multiplex shall make available to the Exchange Agent for exchange in accordance with this Article I, (i) certificates for the shares of Western Multiplex Common Stock issuable pursuant to Section 1.5 in exchange for outstanding shares of Proxim Common Stock, (ii) cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.5(f) and (iii) any dividends or distributions to which holders of shares of Proxim Common Stock may be entitled pursuant to Section 1.6(d).

               (c) Exchange Procedures. Promptly after the Effective Time, Western Multiplex shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the "CERTIFICATES") that immediately prior to the Effective Time represented outstanding shares of Proxim Common Stock whose shares were converted into the right to receive shares of Western Multiplex Common Stock pursuant to Section 1.5, cash in lieu of any fractional shares pursuant to Section 1.5(f) and any dividends or other distributions pursuant to Section 1.6(d), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Western Multiplex may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing whole shares of Western Multiplex Common Stock, cash in lieu of any fractional shares pursuant to Section 1.5(f) and any dividends or other distributions pursuant to Section 1.6(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Western Multiplex, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Exchange Agent, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Western Multiplex Common Stock (after taking into account all Certificates surrendered by such holder) to which such holder is entitled pursuant to Section 1.5(a) (which, other than for Proxim Affiliates shall be in uncertificated book entry form unless a physical certificate is requested or is otherwise required by applicable law rule or regulation), payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.5(f) and any dividends or distributions payable pursuant to Section 1.6(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive, upon due surrender thereof, the number of full shares of Western Multiplex Common Stock issuable pursuant to Section 1.5, cash in lieu of the issuance of any fractional shares in accordance with Section 1.5(f) and any dividends or distributions payable pursuant to Section 1.6(d).

               (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Western Multiplex Common Stock with a record date after the Effective Time and no payment in lieu of fractional shares pursuant to
Section 1.5(f) will be paid to the holders of any unsurrendered Certificates with respect to the shares of Western Multiplex Common Stock issuable pursuant to Section 1.5, until such Certificates shall have been duly surrendered. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent or any other agent designated by Western Multiplex shall deliver to the holders thereof, without interest, (i) promptly after such surrender, the number of whole shares of Western Multiplex Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.5(f) and the amount of any such dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Western Multiplex Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such whole shares of Western Multiplex Common Stock.

               (e) Transfers of Ownership. If certificates for shares of Western Multiplex Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Western Multiplex or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates for shares of Western Multiplex Common Stock in any name other than that of the registered holders of the Certificates surrendered, or established to the satisfaction of Western Multiplex or any agent designated by it that such tax has been paid or is not payable.

               (f) Required Withholding. Each of Western Multiplex, the Exchange Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any former holder of Proxim Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the person to whom such consideration would otherwise have been paid.

               (g) No Liability. Notwithstanding anything to the contrary in this Section 1.6, none of the Exchange Agent, Western Multiplex, the Surviving Corporation or any party hereto shall be liable to a holder of shares of Western Multiplex Common Stock or Proxim Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

        1.7 No Further Ownership Rights in Proxim Common Stock. All shares of Western Multiplex Common Stock issued in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.5(f) and 1.6(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Proxim Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Proxim Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

        1.8 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Western Multiplex Common Stock, cash for fractional shares, if any, as may be required pursuant to Section 1.5(f) and any dividends or distributions payable pursuant to Section 1.6(d); provided, however, that Western Multiplex may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Western Multiplex, Proxim or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

        1.9 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

        1.10 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Proxim and Merger Sub, the officers and directors of Proxim and Merger Sub will take all such lawful and necessary action.

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF PROXIM

        Proxim represents and warrants to Western Multiplex and Merger Sub, subject to the exceptions specifically disclosed in writing in the disclosure letter supplied by Proxim to Western Multiplex (the "PROXIM DISCLOSURE LETTER") and specific statements of historical fact disclosed in the Proxim SEC Reports (to the extent the relevance of the disclosure in the Proxim SEC Report to a representation and warranty is reasonably apparent), as follows:

        2.1 Organization of Proxim.

               (a) Proxim and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted; and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified, individually or in the aggregate, would have a Material Adverse Effect (as defined in Section 8.3) on Proxim.

               (b) Proxim has delivered to Western Multiplex a true and complete list of all of Proxim's subsidiaries, indicating the jurisdiction of incorporation of each subsidiary and Proxim's equity interest therein.

               (c) Proxim has delivered or made available to Western Multiplex a true and correct copy of the Certificate of Incorporation and bylaws of Proxim and similar governing instruments of each of its material subsidiaries, each as amended to date, and each such instrument is in full force and effect. Neither Proxim nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or bylaws or equivalent governing instruments.

        2.2 Proxim Capital Structure. As of January 11, 2002, the authorized capital stock of Proxim consisted of 100,000,000 shares of Proxim Common Stock, of which 31,366,656 shares were issued and outstanding and 5,000,000 shares of Preferred Stock, par value $0.001 per share, of which no shares are issued or outstanding. All outstanding shares of Proxim Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Proxim or any agreement or document to which Proxim is a party or by which it is bound. As of January 11, 2002, Proxim had reserved an aggregate of 14,162,812 shares of Proxim Common Stock, net of exercises, for issuance to employees, consultants and non-employee directors pursuant to the Proxim Stock Option Plans, under which options are outstanding for 8,579,089 shares and under which 5,583,723 shares are available for grant. All shares of Proxim Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable.

        2.3 Obligations With Respect to Capital Stock. As of the date hereof, except as set forth in Section 2.2, there are no equity securities, partnership interests or similar ownership interests of any class of Proxim, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding. As of the date hereof, except for securities Proxim owns, directly or indirectly through one or more subsidiaries, there are no equity securities, partnership interests or similar ownership interests of any class of any subsidiary of Proxim, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding. As of the date hereof, except as set forth in Section 2.2, there are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Proxim or any of its subsidiaries is a party or by which it is bound obligating Proxim or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock of Proxim or any of its subsidiaries or obligating Proxim or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, partnership interest or similar ownership interest, call, right, commitment or agreement. There are no registration rights and, to the Knowledge of Proxim there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of Proxim or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

        2.4 Authority.

               (a) Proxim has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Proxim, subject only to the adoption of this Agreement by Proxim's stockholders and the filing and recordation of the Certificate of Merger pursuant to Delaware Law. This Agreement has been duly executed and delivered by Proxim and, assuming the due authorization, execution and delivery by Western Multiplex and Merger Sub, constitutes the valid and binding obligation of Proxim, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by Proxim does not, and the performance of this Agreement by Proxim will not, (i) conflict with or violate the Certificate of Incorporation or bylaws of Proxim or the equivalent organizational documents of any of its subsidiaries, (ii) subject to obtaining the adoption of this Agreement by Proxim's stockholders as contemplated in Section 5.2 (the "PROXIM STOCKHOLDER APPROVAL") and compliance with the requirements set forth in Section 2.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree (each a "LEGAL REQUIREMENT") applicable to Proxim or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Proxim's rights or alter the rights or obligations of Proxim or any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties, including any leased real property, or assets of Proxim or any of its subsidiaries pursuant to, any Proxim Contract (as defined in Section 2.16), except as individually or in the aggregate would not be reasonably expected to have a Material Adverse Effect. The Proxim Disclosure Letter lists all material consents, waivers and approvals under any of Proxim's or any of its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

               (b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality ("GOVERNMENTAL ENTITY") is required by or with respect to Proxim in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of Delaware, (ii) the filing of the Joint Proxy Statement (as defined in Section 2.20) with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), to be included in the Form S-4 Registration Statement (the "REGISTRATION STATEMENT") to be filed by Western Multiplex with the Securities and Exchange Commission ("SEC") in accordance with the Securities Act of 1933, as amended (the "SECURITIES ACT"), and the effectiveness of the Registration Statement, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") and the comparable laws of any foreign country reasonably determined by the parties to be required and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be material to Proxim or Western Multiplex or have a material adverse effect on the ability of the parties to consummate the Merger. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) through (iii) are referred to herein as the "NECESSARY CONSENTS".

        2.5 SEC Filings; Proxim Financial Statements.

               (a) Proxim has filed all forms, reports and documents required to be filed by Proxim with the SEC since January 1, 1999, and has made available to Western Multiplex such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Proxim may file subsequent to the date hereof) are referred to herein as the "PROXIM SEC REPORTS." As of their respective dates, the Proxim SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Proxim SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing before the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Proxim's subsidiaries is required to file any forms, reports or other documents with the SEC.

               (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Proxim SEC Reports (the "PROXIM FINANCIALS"), including any Proxim SEC Reports filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented the consolidated financial position of Proxim and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The balance sheet of Proxim contained in the Proxim SEC Reports as of September 30, 2001 is hereinafter referred to as the "PROXIM BALANCE SHEET." Except as disclosed in the Proxim Financials, neither Proxim nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Proxim and its subsidiaries taken as a whole, except liabilities incurred since the date of the Proxim Balance Sheet in the ordinary course of business consistent with past practices.

               (c) Proxim has heretofore furnished to Western Multiplex a complete and correct copy of any amendments or modifications that have not yet been filed with the SEC but that are required to be filed, to agreements, documents or other instruments that previously had been filed by Proxim with the SEC pursuant to the Securities Act or the Exchange Act.

        2.6 Absence of Certain Changes or Events. Since the date of the Proxim Balance Sheet, there has not been: (i) any Material Adverse Effect on Proxim,
(ii) any change by Proxim in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (iii) any revaluation by Proxim of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business.

        2.7 Taxes.

               (a) Definition of Taxes. For the purposes of this Agreement, "TAX" or "TAXES" refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

               (b) Tax Returns and Audits.

                   (i) Proxim and each of its subsidiaries have timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("RETURNS") relating to Taxes required to be filed by Proxim and each of its subsidiaries with any Tax authority, except such Returns that are not material to Proxim. Such Returns are true and correct in all material respects and have been completed in accordance with applicable law. Proxim and each of its subsidiaries have paid all Taxes shown to be due on such Returns.

                   (ii) Proxim and each of its subsidiaries as of the Effective Time will have withheld with respect to its employees (and timely paid over to the appropriate Taxing authority) all federal and state income taxes, Taxes pursuant to the Federal Insurance Contribution Act ("FICA") and the Federal Unemployment Tax Act ("FUTA") and other Taxes required to be withheld, except such Taxes that are not material to Proxim.

                   (iii) Neither Proxim nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency or adjustment outstanding, proposed or assessed against Proxim or any of its subsidiaries, nor has Proxim or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any material Tax.

                   (iv) No audit or other examination of any material Return of Proxim or any of its subsidiaries by any Tax authority is presently in progress, nor has Proxim or any of its subsidiaries been notified in writing of any request for such an audit or other examination.

                   (v) As of September 30, 2001, neither Proxim nor any of its subsidiaries has any liability for any material unpaid Taxes that has not been accrued or reserved on the Proxim Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise. Since September 30, 2001, neither Proxim nor any of its subsidiaries has incurred any liability for any material Taxes other than in the ordinary course of business.

                   (vi) There is no contract, agreement, plan or arrangement to which Proxim or any of its subsidiaries is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Proxim or any of its subsidiaries that, individually or collectively, would reasonably be expected to give rise to the payment of any amount in excess of $250,000 that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which Proxim is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

                   (vii) Neither Proxim nor any of its subsidiaries (a) is party to or has any obligation under any Tax sharing, indemnity or allocation agreement or arrangement, (b) has ever been a member of an affiliated group (within the meaning of Code Section 1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Proxim), or
(c) has any liability for the Taxes of any person (other than Proxim or any of its subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

                   (viii) Neither Proxim nor any of its subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

        2.8 Proxim Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

        "INTELLECTUAL PROPERTY" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof ("PATENTS"); (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world ("COPYRIGHTS"); (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world ("TRADEMARKS"); (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

        "REGISTERED INTELLECTUAL PROPERTY" means all United States, international and foreign: (i) Patents (including applications and provisional applications); (ii) registered Trademarks, applications to register Trademarks, intent-to-use applications, or other registrations or applications related to Trademarks; (iii) registered Copyrights and applications for Copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

        "PROXIM INTELLECTUAL PROPERTY" shall mean any Intellectual Property that is owned or used by Proxim in the conduct of its business, as currently conducted and currently proposed to be conducted.

        "PROXIM REGISTERED INTELLECTUAL PROPERTY" means all of the Registered Intellectual Property owned by, or filed in the name of, Proxim or any of its subsidiaries.

               (a) Except with respect to Proxim Registered Intellectual Property that Proxim intentionally abandoned and/or is no longer used by or intended to be used by Proxim which exception shall include, without limitation, Proxim Registered Intellectual Property acquired in its acquisitions of Card Access, Inc., Wavespan, Inc., and Farallon Communications, Inc., Schedule 2.8(a) lists all Registered Intellectual Property owned by, filed in the name of, or applied for, by Proxim (the "PROXIM REGISTERED INTELLECTUAL PROPERTY RIGHTS") and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) related to any of Proxim Registered Intellectual Property Rights.

               (b) During the five (5)-year period immediately prior to the date hereof and, to the knowledge of Proxim after reasonable inquiry, during any time prior to the five (5)-year period immediately preceding the date hereof, no Proxim Intellectual Property or product or service that is owned by Proxim or any of its subsidiaries is currently or was subject to any order, judgment, or decree brought against it that restricted in any manner the use, transfer, or licensing thereof by Proxim or any of its subsidiaries in a manner that would reasonably be expected to have a Material Adverse Effect or that limits the ownership, the validity, use or enforceability of any Proxim Intellectual Property that is owned by Proxim in a manner that would reasonably be expected to have a Material Adverse Effect.

               (c) Except with respect to Proxim Registered Intellectual Property that Proxim intentionally abandoned and/or is no longer used by or intended to be used by Proxim which exception shall include, without limitation, Proxim Registered Intellectual Property acquired in its acquisitions of Card Access, Inc., Wavespan, Inc., and Farallon Communications, Inc., each material item of Proxim Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Proxim Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Proxim Registered Intellectual Property have been filed with the PTO or United States Copyright Office and other equivalent authorities in foreign jurisdictions, as the case may be, for the purposes of maintaining such Proxim Registered Intellectual Property. Except as set forth on Schedule 2.8(c), there are no actions that must be taken by Proxim within ninety (90) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Registered Intellectual Property Rights.

               (d) Other than inbound "shrink-wrap" and similar publicly available commercial binary code end-user licenses, Section 2.8(d) of the Proxim Schedules lists all material contracts, licenses and agreements to which Proxim and any of its subsidiaries is a party with respect to any material Proxim Intellectual Property ("PROXIM MATERIAL IP CONTRACTS").

               (e) Proxim owns and has good and exclusive title to, or has license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to use each material item of Proxim Intellectual Property, free and clear of any lien or encumbrance; provided, however, that claims of infringement or misappropriation of Proxim Intellectual Property shall not be deemed liens or encumbrances for the purpose of this Section 2.8(e).

               (f) With respect to material Proxim Intellectual Property owned by Proxim that has been developed or created by a third party for Proxim or any of its subsidiaries, Proxim has a written agreement with such third party with respect thereto, whereby Proxim has obtained ownership of all such material Proxim Intellectual Property as between Proxim and the third party, and is the exclusive owner of all of that third party's rights in such material Proxim Intellectual Property.

               (g) Except as set forth on Schedule 2.8(g), in the five (5) years prior to the date hereof, neither Proxim nor any of its subsidiaries (i) has transferred ownership of any Intellectual Property that was material Proxim Intellectual Property to any third party, or (ii) granted any exclusive license with respect to any Intellectual Property that is or was material Proxim Intellectual Property owned by Proxim, to any third party.

               (h) To the knowledge of Proxim after reasonable inquiry, all Proxim Material IP Contracts are in full force and effect. Except as set forth in Schedule 2.8(h), to the knowledge of Proxim after reasonable inquiry, the consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of any Proxim Material IP Contract. Proxim and each of its subsidiaries is in material compliance with, and has not materially breached any term of any Proxim Material IP Contract and, to the knowledge of Proxim after reasonable inquiry, all other parties to such Proxim Material IP Contracts are in compliance with, and have not materially breached any term of such Proxim Material IP Contracts.

               (i) Following the Closing Date, the Surviving Corporation will be permitted to exercise all of Proxim's and each of its subsidiaries' rights under such Proxim Material IP Contracts (a) to the same extent Proxim and its subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred, and (b) without the payment of any additional amounts or consideration other than the same amount of ongoing fees, royalties or payments which Proxim or its subsidiaries would otherwise be required to pay. Except as set forth in Schedule 2.8(i), neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Western Multiplex or Merger Sub by operation of law or otherwise of any Proxim Material IP Contracts will result in (x) either Western Multiplex's or the Merger Sub's granting to any third party any right to or with respect to any material Intellectual Property that is owned by Proxim; or (y) either Western Multiplex's or the Merger Sub's being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses.

               (j) To the knowledge of Proxim after reasonable inquiry, the products, services and the operation of the business of Proxim and its subsidiaries as such business currently is conducted, including Proxim's and its subsidiaries' design, development, manufacture, marketing and sale of the products or services of Proxim and its subsidiaries (including products currently under development) has not and does not infringe, misappropriate or otherwise violate the Intellectual Property of any third party or, to the knowledge of Proxim after reasonable inquiry, constitute unfair competition or trade practices under the laws of any jurisdiction.

               (k) Except as set forth in Schedule 2.8(k), neither Proxim nor any of its subsidiaries has received notice from any third party alleging that the operation of the business of Proxim or any of its subsidiaries or any act, product or service of Proxim or any of its subsidiaries, infringes, misappropriates or otherwise violates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction in a manner that would reasonably be expected to have a Material Adverse Effect.

               (l) Proxim and each of its subsidiaries has taken reasonable steps to protect Proxim's and its subsidiaries' rights in all confidential information and trade secrets of Proxim, and of third parties provided to Proxim or any of its subsidiaries, and, without limiting the foregoing, each of Proxim and its subsidiaries has and enforces a practice requiring each employee to execute a proprietary information/confidentiality agreement substantially in the form provided to Western Multiplex. All employees who worked for Proxim since November 1, 1999 have (i) executed invention assignment agreements sufficient to irrevocably transfer all rights in any Intellectual Property developed by such employees to Proxim; and (ii) executed proprietary/confidential information agreements pursuant to which they agreed to maintain as confidential all Proxim proprietary information. Except as set forth in Schedule 2.8(l), all employees who are listed as inventors on any Patents (including applications and provisionals) that are Proxim Registered

Intellectual Property have signed invention assignment agreements sufficient to irrevocably transfer all such employee's rights in any such Proxim Patents to Proxim. Proxim has no knowledge or notice of any adverse claim of ownership of any Proxim Intellectual Property that is owned by Proxim by any past employee of Proxim and, to the knowledge of Proxim, there is no valid basis for any such claim.

        2.9 Compliance; Permits; Restrictions.

               (a) Neither Proxim nor any of its subsidiaries nor the conduct of their respective businesses is, in any material respect, in conflict with, or in default or violation of, (i) any Legal Requirement applicable to Proxim or any of its subsidiaries or by which its or any of their respective businesses or properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Proxim or any of its subsidiaries is a party or by which Proxim or any of its subsidiaries or its or any of their respective businesses or properties is bound or affected. No investigation or review by any Governmental Entity is pending or, to the Knowledge of Proxim, threatened against Proxim or its subsidiaries, nor has any Governmental Entity indicated to Proxim an intention to conduct the same. There is no agreement, judgment, injunction, order or decree binding upon Proxim or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Proxim or any of its subsidiaries, any acquisition of material property by Proxim or any of its subsidiaries or the conduct of business by Proxim as currently conducted.

               (b) Proxim and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities that are material to the operation of the business of Proxim (collectively, the "PROXIM PERMITS"). Proxim and its subsidiaries are in compliance in all material respects with the terms of the Proxim Permits.

        2.10 Litigation. Except as set forth in Schedule 2.10, as of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation ("ACTION") pending, or as to which Proxim or any of its subsidiaries has received any notice of assertion nor, to Proxim's Knowledge, is there a threatened Action against Proxim or any of its subsidiaries that reasonably would be likely to be material to Proxim or any of its subsidiaries, or which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement. Except for those facts and information not disclosed by Proxim or Proxim's outside counsel because Proxim or Proxim's outside counsel reasonably believed that such facts and information were subject to a court ordered protective order, joint defense agreement or attorney-client privilege, to the Knowledge of Proxim, Proxim and Proxim's attorneys provided Western Multiplex and Western Multiplex's outside counsel with facts and information as Proxim reasonably believes in good faith are necessary to perform a reasonable evaluation of the potential outcome of the Actions described on Schedule 2.10. Without limiting the foregoing, the facts and information not disclosed by Proxim by reason of any joint defense agreement, court ordered protective order or attorney-client privilege are not inconsistent in any material respect with the facts and information that have been disclosed by Proxim to Western Multiplex.

        2.11 Brokers' and Finders' Fees. Except for fees payable to JP Morgan H&Q ("JP Morgan") and Broadview International LLC ("BROADVIEW") pursuant to engagement letters dated December 23, 2001 and December 21, 2001, respectively, Proxim has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

        2.12 Employee Benefit Plans.

               (a) The employee compensation, severance, termination pay, deferred compensation, stock or stock-related awards, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document and including, without limitation, all "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) covering any active employee, former employee, director or consultant of Proxim, any subsidiary of Proxim or any trade or business (whether or not incorporated) that is a member of a controlled group or that is under common control with Proxim within the meaning of Section 414 of the Code (for purposes of Section 2.12 and Section 3.12, an "AFFILIATE"), or with respect to which Proxim has or may in the future have liability, are referred to herein as the "PROXIM PLANS." Proxim
Schedule 2.12(a) contains a complete and accurate list of each of the Proxim Plans. Proxim has provided to Western Multiplex: (i) correct and complete copies of all documents embodying each Proxim Plan including (without limitation) all amendments thereto, all related trust documents, and all material written agreements and contracts relating to each such Proxim Plan; (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Proxim Plan; (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Proxim Plan; (iv) all IRS determination, opinion, notification and advisory letters; (v) all material correspondence to or from any governmental agency relating to any Proxim Plan;
(vi) all COBRA forms and related notices and (vii) all discrimination tests for each Proxim Plan for the most recent three (3) plan years.

               (b) Each Proxim Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign or domestic), including ERISA and the Code, that are applicable to such Proxim Plans. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Proxim Plan activities) has been brought, or to the Knowledge of Proxim is threatened, against or with respect to any such Proxim Plan. There are no audits, inquiries or proceedings pending or, to the Knowledge of Proxim, threatened by the Internal Revenue Service (the "IRS") or Department of Labor (the "DOL") with respect to any Proxim Plans. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Proxim Plans have been timely made or accrued. Section 2.12(b) of the Proxim Disclosure Letter includes a listing of the accrued vacation liability of Proxim as of January 3, 2002. Any Proxim Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation. Proxim does not have any plan or commitment to establish any new Proxim Plan, to modify any Proxim Plan (except to the extent required by law or to conform any such Proxim Plan to the requirements of any applicable law, in each case as previously disclosed to Western Multiplex in writing, or as required by this Agreement), or to enter into any new Proxim Plan. Each Proxim Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Western Multiplex, Proxim or any of its Affiliates (other than ordinary administration expenses).

               (c) Neither Proxim, any of its subsidiaries, nor any of their Affiliates has at any time ever maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or Section 412 of the Code and at no time has Proxim contributed to or been requested to contribute to any "multiemployer plan," as such term is defined in ERISA. Neither Proxim nor any Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan, or to any plan described in Section 413 of the Code. Neither Proxim, any of its subsidiaries, nor any officer or director of Proxim or any of its subsidiaries is subject to any liability or penalty under Section 4975 through 4980B of the Code or Title I of ERISA. No "prohibited transaction," within the meaning of
Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA, has occurred with respect to any Proxim Plan.

               (d) Neither Proxim, any of its subsidiaries, nor any of their Affiliates has, before the Effective Time and in any material respect, violated any of the health continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, the requirements of the Family Medical Leave Act of 1993, as amended, or any similar provisions of state law applicable to Proxim employees. None of the Proxim Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable law, and neither Proxim nor any of its subsidiaries has represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any employee, former employee, director, consultant or other person, except to the extent required by statute.

               (e) Neither Proxim nor any of its subsidiaries is bound by or subject to (and none of its respective assets or properties is bound by or subject to) any arrangement with any labor union. No employee of Proxim or any of its subsidiaries is represented by any labor union or covered by any collective bargaining agreement and, to the Knowledge of Proxim, no campaign to establish such representation is in progress. There is no pending or, to the Knowledge of Proxim, threatened labor dispute involving Proxim or any of its subsidiaries and any group of its employees nor has Proxim or any of its subsidiaries experienced any labor interruptions over the past three (3) years, and Proxim and its subsidiaries consider their relationships with their employees to be good. Proxim (i) is in compliance in all respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to its current or former employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to its current or former employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for its current and former employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against Proxim under any worker's compensation policy or long-term disability policy.

               (f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) (i) result in any payment (including severance, unemployment compensation, golden parachute, forgiveness of indebtedness, bonus or otherwise) becoming due to any stockholder, director or employee of Proxim or any of its subsidiaries under any Proxim Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Proxim Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

               (g) No payment or benefit which will or may be made by Proxim or its Affiliates with respect to any employee or any other "disqualified individual" (as defined in Code Section 280G and the regulations thereunder) will be characterized as a "parachute payment," within the meaning of Code
Section 280G(B)(2).

        2.13 Absence of Liens and Encumbrances. Proxim and each of its subsidiaries has good and valid title to, or, in the case of leased properties, including the Proxim Leases, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens or encumbrances except as reflected in the Proxim Financials and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which would not be material to Proxim.

        2.14 Environmental Matters.

               (a) Hazardous Material. Except as reasonably would not be likely to result in a material liability to Proxim, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies (a "HAZARDOUS MATERIAL"), are present, as a result of the actions of Proxim, or its subsidiaries or any affiliate of Proxim, or, to the Knowledge of Proxim, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Proxim or any of its subsidiaries has at any time owned, operated, occupied or leased.

               (b) Hazardous Materials Activities. Except as reasonably would not be likely to result in a material liability to Proxim (in any individual case or in the aggregate), (i) neither Proxim nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, and (ii) neither Proxim nor any of its subsidiaries has disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively, "HAZARDOUS MATERIALS ACTIVITIES") in violation of any law, rule, regulation, treaty or statute promulgated by any Governmental Entity in effect on or prior to or as of the Closing Date to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity or in a manner that would be likely to result in material liability to Proxim.

               (c) Permits. Except as reasonably would not be likely to result in a material liability to Proxim, Proxim and its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the "PROXIM ENVIRONMENTAL PERMITS") necessary for the conduct of Proxim's and its subsidiaries' Hazardous Material Activities and other businesses of Proxim and its subsidiaries as such activities and businesses are currently being conducted.

               (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to Proxim's Knowledge, threatened concerning any Proxim Environmental Permit, Hazardous Material or any Hazardous Materials Activity of Proxim or any of its subsidiaries.

        2.15 Labor Matters. (i) There are no controversies pending or, to the Knowledge of each of Proxim and its respective subsidiaries, threatened, between Proxim or any of its subsidiaries and any of their respective employees or former employees; (ii) as of the date of this Agreement, neither Proxim nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Proxim or its subsidiaries nor does Proxim or its subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (iii) as of the date of this Agreement, neither Proxim nor any of its subsidiaries has any Knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of Proxim or any of its subsidiaries.

        2.16 Agreements, Contracts and Commitments. The following agreements, contracts or commitments with respect to which Proxim or one of its subsidiaries is a party or is bound are referred to herein as the "PROXIM CONTRACTS":

               (a) any employment or consulting agreement, contract or commitment with any officer or director or higher level employee or member of Proxim's Board of Directors, other than those that are terminable by Proxim or any of its subsidiaries on no more than thirty (30) days' notice without liability or financial obligation to Proxim;

               (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

               (c) any agreement of indemnification or any guaranty other than any agreement of indemnification entered into in connection with the sale or license of software products in the ordinary course of business;

               (d) any agreement, contract or commitment containing any covenant limiting in any respect the right of Proxim or any of its subsidiaries to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

               (e) any agreement, contract or commitment currently in force relating to the disposition or acquisition by Proxim or any of its subsidiaries after the date of this Agreement of assets in excess of $250,000 not in the ordinary course of business or pursuant to which Proxim has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Proxim's subsidiaries;

               (f) any dealer, distributor, joint marketing or development agreement currently in force under which Proxim or any of its subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of ninety (90) days or less, or any material agreement pursuant to which Proxim or any of its subsidiaries have continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by Proxim or any of its subsidiaries and which may not be canceled without penalty upon notice of ninety (90) days or less;

               (g) any material agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any Proxim product or service or any material agreement, contract or commitment currently in force to sell or distribute any Proxim products or service, including any Proxim Material IP Contract, except agreements with distributors or sales representative in the normal course of business cancelable without penalty upon notice of ninety (90) days or less and substantially in the form previously provided to Western Multiplex;

               (h) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

               (i) any settlement agreement; provided that a Proxim Contract shall not include any settlement agreement entered into more than five (5) years before the date of this Agreement; or

               (j) any other agreement, contract or commitment (i) in connection with or pursuant to which Proxim and its subsidiaries will spend or receive (or are expected to spend or receive), in the aggregate, more than $250,000 during the current calendar year or during the next calendar year, (ii) the termination, expiration or loss of the counterparty's performance of which could reasonably be expected to have a Material Adverse Effect on Proxim or (iii) that is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC rules).

        Neither Proxim nor any of its subsidiaries, nor to Proxim's Knowledge any other party to a Proxim Contract, is in material breach, violation or default under, and neither Proxim nor any of its subsidiaries has received written notice that it has materially breached, violated or defaulted under, any of the terms or conditions of any Proxim Contract in such a manner as would permit any other party to cancel or terminate any such Proxim Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

        2.17 Title to Proxim Properties. Proxim owns no real property nor has it ever owned any real property. All current Proxim leases, subleases or other occupancy contracts or agreements and each amendment or other modification thereto (the "PROXIM LEASES") are in full force and effect and are valid and enforceable. Proxim is not in breach of or in default under any of such current Proxim Leases and no event or condition has occurred which could (with the giving of notice or the passage of time or both) constitute a breach of or default by Proxim under any such current Proxim Lease. To Proxim's Knowledge, no other party to any such current Proxim Lease is in breach of or in default under any such current Proxim Leases and no event or condition has occurred which could (with the giving of notice or the passage of time or both) constitute a breach of or default by Proxim under any such current Proxim Lease. No party other than Proxim has the right to occupy any Proxim real property currently leased or otherwise occupied by Proxim.

        2.18 Statements; Joint Proxy Statement/Prospectus. None of the information supplied or to be supplied by Proxim for inclusion or incorporation by reference in (i) the Registration Statement (as defined in Section 2.4(b)) will at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) the joint proxy statement/prospectus to be sent to the stockholders of Proxim and stockholders of Western Multiplex in connection with the meeting of Proxim's stockholders to consider adoption of this Agreement (the "PROXIM STOCKHOLDERS' MEETING") and in connection with the meeting of Western Multiplex's stockholders to consider the approval of the Share Issuance pursuant to the terms of the Merger (the "WESTERN MULTIPLEX STOCKHOLDERS' Meeting") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "JOINT PROXY STATEMENT/PROSPECTUS") shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to Proxim's stockholders and Western Multiplex's stockholders, at the time of the Proxim Stockholders' Meeting or the Western Multiplex Stockholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Proxim Stockholders' Meeting or the Western Multiplex Stockholders' Meeting which has become false or misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time before the Effective Time, any event relating to Proxim or any of its affiliates, officers or directors should be discovered by Proxim which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, Proxim shall promptly inform Western Multiplex.

Notwithstanding the foregoing, Proxim makes no representation or warranty with respect to any information supplied by Western Multiplex or Merger Sub that is contained in any of the foregoing documents.

        2.19 Board Approval. The Board of Directors of Proxim (i) has determined that the Merger is advisable, consistent with and in furtherance of the long-term business strategy of Proxim and fair to, and in the best interests of, Proxim and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and deemed this Agreement advisable and (iii) has determined to recommend adoption of this Agreement by the stockholders of Proxim (collectively, the "PROXIM BOARD RECOMMENDATION").

        2.20 Opinion of Financial Advisors. The Board of Directors of Proxim has received an opinion from each of JP Morgan and Broadview, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to Proxim's stockholders, a signed copy of which opinions will be delivered to Western Multiplex solely for informational purposes as promptly as practicable after receipt thereof by Proxim.

        2.21 Vote Required. The affirmative vote of a majority of the votes that holders of the outstanding shares of Proxim Common Stock are entitled to vote with respect to the Merger is the only vote of the holders of any class or series of Proxim's capital stock necessary to adopt this Agreement and approve the transactions contemplated hereby.

        2.22 State Takeover Statutes. The Board of Directors of Proxim has approved this Agreement and the Proxim Voting Agreements and the Merger and the other transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to the Merger, and the other transactions contemplated hereby and thereby the restrictions contained in Section 203 of the Delaware Law to the extent, if any, such restrictions would otherwise be applicable to the Merger, this Agreement and the Proxim Voting Agreements and the other transactions contemplated by this Agreement and the Proxim Voting Agreements. No other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger, this Agreement, the Proxim Voting Agreements or the transactions contemplated hereby and thereby.

        2.23 Proxim Rights Agreement. The Proxim Board has amended (in the form provided to Western Multiplex) the Preferred Shares Rights Agreement entered into as of March 31, 1997 (and amended and restated as of July 9, 1997) between Proxim and the First National Bank of Boston (the "PROXIM RIGHTS AGREEMENT") so that none of Western Multiplex, Merger Sub or any of their respective affiliates shall become an "Acquiring Person," and no "Distribution Date" or "Triggering Event" (as such terms are defined in the Proxim Rights Agreement) will occur as a result of the approval, execution or delivery of this Agreement or the Proxim Voting Agreements or the consummation of the transactions contemplated hereby and thereby. The Proxim Rights Agreement and the outstanding rights thereunder (the "PROXIM RIGHTS") shall terminate and be of no further force or effect as of immediately prior to the Effective Time, without any consideration being payable with respect to the outstanding Proxim Rights thereunder.

                                   ARTICLE III
       REPRESENTATIONS AND WARRANTIES OF WESTERN MULTIPLEX AND MERGER SUB

        Western Multiplex and Merger Sub represent and warrant to Proxim, subject to the exceptions specifically disclosed in the disclosure letter supplied by Western Multiplex to Proxim (the "WESTERN MULTIPLEX DISCLOSURE LETTER") and specific statements of historical fact disclosed in the Western Multiplex SEC Reports (to the extent the relevance of the disclosure in the Western Multiplex SEC Report to a representation and warranty is reasonably apparent), as follows:

        3.1 Organization of Western Multiplex.

                (a) Western Multiplex and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted; and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified, individually or in the aggregate, would have a Material Adverse Effect (as defined in Section 8.3) on Western
Multiplex.

                (b) Western Multiplex has delivered to Proxim a true and complete list of all of Western Multiplex's subsidiaries, indicating the jurisdiction of incorporation of each subsidiary and Western Multiplex's equity interest therein.

                (c) Western Multiplex has delivered or made available to Proxim a true and correct copy of the Certificate of Incorporation and bylaws of Western Multiplex and similar governing instruments of each of its material subsidiaries, each as amended to date, and each such instrument is in full force and effect. Neither Western Multiplex nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or bylaws or equivalent governing instruments.

        3.2 Western Multiplex Capital Structure. As of January 15, 2002, the authorized capital stock of Western Multiplex consisted of (A) 200,000,000 shares of Western Multiplex Common Stock, of which (x) 58,930,747 shares were issued and outstanding and (y) 42,000,000 shares were held in treasury; (B) 100,000,000 shares of Western Multiplex Class B Common Stock, par value $0.01 per share, of which no shares were issued and outstanding; and (C) 25,000,000 shares of preferred stock, par value $0.01 per share, of which no shares were issued and outstanding. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, par value $0.01 per share, all of which, as of the date hereof, are issued and outstanding and are held by Western Multiplex. All outstanding shares of Western Multiplex Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Western Multiplex or any agreement or document to which Western Multiplex is a party or by which it is bound. As of January 11, 2002, Western Multiplex had reserved an aggregate of 13,822,587 shares of Western Multiplex Common Stock, net of exercises, for issuance to employees, consultants and non-employee directors pursuant to Western

Multiplex's 1999 Stock Incentive Plan, 2000 Stock Option Plan for Non-Employee Directors, Ubiquity Communication equity incentive plans and the WirelessHome Platinum IP Stock Incentive Plan (the "WESTERN MULTIPLEX STOCK OPTION PLANS"), under which options are outstanding for 10,307,075 shares and under which 3,515,510 shares are available for grant as of January 11, 2002. All shares of Western Multiplex Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable.

        3.3 Obligations With Respect to Capital Stock. As of the date hereof, except as set forth in Section 3.2, there are no equity securities, partnership interests or similar ownership interests of any class of Western Multiplex, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding. As of the date hereof, except for securities Western Multiplex owns, directly or indirectly through one or more subsidiaries, there are no equity securities, partnership interests or similar ownership interests of any class of any subsidiary of Western Multiplex, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding. As of the date hereof, except as set forth in Section 3.2, there are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Western Multiplex or any of its subsidiaries is a party or by which it is bound obligating Western Multiplex or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock of Western Multiplex or any of its subsidiaries or obligating Western Multiplex or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, partnership interest or similar ownership interest, call, right, commitment or agreement. There are no registration rights and, to the Knowledge of Western Multiplex there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of Western Multiplex or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

        3.4 Authority.

                (a) Western Multiplex has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Western Multiplex, subject only to the approval of the Share Issuance by Western Multiplex's stockholders and the filing and recordation of the Certificate of Merger pursuant to Delaware Law. This Agreement has been duly executed and delivered by Western Multiplex and, assuming the due authorization, execution and delivery by Proxim and Merger Sub, constitutes the valid and binding obligation of Western Multiplex, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by Western Multiplex does not, and the performance of this Agreement by Western

Multiplex will not, (i) conflict with or violate the Certificate of Incorporation or bylaws of Western Multiplex or the equivalent organizational documents of any of its subsidiaries, (ii) subject to obtaining the approval of the Share Issuance by Western Multiplex's stockholders as contemplated in
Section 5.2 (the "WESTERN MULTIPLEX STOCKHOLDER APPROVAL") and compliance with the requirements set forth in Section 3.4(b) below, conflict with or violate any Legal Requirement applicable to Western Multiplex or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or
(iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Western Multiplex's rights or alter the rights or obligations of Western Multiplex or any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties, including any leased real property, or assets of Western Multiplex or any of its subsidiaries pursuant to, any Western Multiplex Contract (as defined in Section 3.16), except as individually or in the aggregate would not be reasonably expected to have a Material Adverse Effect. The Western Multiplex Disclosure Letter list all material consents, waivers and approvals under any of Western Multiplex's or any of its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

                (b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to Western Multiplex in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the Necessary Consents and (ii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be material to Western Multiplex or Proxim or have a material adverse effect on the ability of the parties to consummate the Merger.

        3.5 SEC Filings; Western Multiplex Financial Statements.

                (a) Western Multiplex has filed all forms, reports and documents required to be filed by Western Multiplex with the SEC since August 4, 2000, and has made available to Proxim such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Western Multiplex may file subsequent to the date hereof) are referred to herein as the "WESTERN MULTIPLEX SEC REPORTS." As of their respective dates, the Western Multiplex SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Western Multiplex SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing before the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Western Multiplex's subsidiaries is required to file any forms, reports or other documents with the SEC.

                (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Western Multiplex SEC Reports (the "WESTERN MULTIPLEX

FINANCIALS"), including any Western Multiplex SEC Reports filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented the consolidated financial position of Western Multiplex and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The balance sheet of Western Multiplex contained in the Western Multiplex SEC Reports as of September 28, 2001 is hereinafter referred to as the "WESTERN MULTIPLEX BALANCE SHEET." Except as disclosed in the Western Multiplex Financials, neither Western Multiplex nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Western Multiplex and its subsidiaries taken as a whole, except liabilities incurred since the date of the Western Multiplex Balance Sheet in the ordinary course of business consistent with past practices.

                (c) Western Multiplex has heretofore furnished to Proxim a complete and correct copy of any amendments or modifications that have not yet been filed with the SEC but that are required to be filed, to agreements, documents or other instruments that previously had been filed by Western Multiplex with the SEC pursuant to the Securities Act or the Exchange Act.

        3.6 Absence of Certain Changes or Events. Since the date of the Western Multiplex Balance Sheet, there has not been: (i) any Material Adverse Effect on Western Multiplex, (ii) any change by Western Multiplex in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (iii) any revaluation by Western Multiplex of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business.

        3.7 Taxes.

                (a) Western Multiplex and each of its subsidiaries have timely filed all Returns relating to Taxes required to be filed by Western Multiplex and each of its subsidiaries with any Tax authority, except such Returns that are not material to Western Multiplex. Such Returns are true and correct in all material respects and have been completed in accordance with applicable law. Western Multiplex and each of its subsidiaries have paid all Taxes shown to be due on such Returns.

                (b) Western Multiplex and each of its subsidiaries as of the Effective Time will have withheld with respect to its employees (and timely paid over to the appropriate Taxing authority) all federal and state income taxes, Taxes pursuant to the FICA and FUTA, and other Taxes required to be withheld, except such Taxes that are not material to Western Multiplex.

                (c) Neither Western Multiplex nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency or adjustment outstanding, proposed or assessed against Western Multiplex or any of its subsidiaries, nor has Western Multiplex or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any material Tax.

                (d) No audit or other examination of any material Return of Western Multiplex or any of its subsidiaries by any Tax authority is presently in progress, nor has Western Multiplex or any of its subsidiaries been notified in writing of any request for such an audit or other examination.

                (e) As of September 28, 2001, neither Western Multiplex nor any of its subsidiaries has any liability for any material unpaid Taxes that has not been accrued for or reserved on the Western Multiplex Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise. Since September 28, 2001, neither Western Multiplex nor any of its subsidiaries has incurred any liability for any material Taxes other than in the ordinary course of business.

                (f) There is no contract, agreement, plan or arrangement to which Western Multiplex or any of its subsidiaries is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Western Multiplex or any of its subsidiaries that, individually or collectively, would reasonably be expected to give rise to the payment of any amount in excess of $250,000 that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which Western Multiplex is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

                (g) Neither Western Multiplex nor any of its subsidiaries (a) is party to or has any obligation under any Tax sharing, indemnity or allocation agreement or arrangement (b) has ever been a member of an affiliated group (within the meaning of Code Section 1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Western Multiplex) or (c) has any liability for the Taxes of any person (other than Western Multiplex or any of its subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

                (h) Neither Western Multiplex nor any of its subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

        3.8 Western Multiplex Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

        "WESTERN MULTIPLEX INTELLECTUAL PROPERTY" shall mean any Intellectual Property that is owned or used by Western Multiplex in the conduct of its business, as currently conducted and currently proposed to be conducted.

        "WESTERN MULTIPLEX REGISTERED INTELLECTUAL PROPERTY" means all of the Registered Intellectual Property owned by, or filed in the name of, Western Multiplex or any of its subsidiaries.

                (a) Except with respect to Western Multiplex Registered Intellectual Property that Western Multiplex intentionally abandoned and/or is no longer used by or intended to be used by Western Multiplex which exception shall include, without limitation, Western Multiplex Registered Intellectual Property acquired in its acquisitions of Ubiquity Communications, Schedule 3.8(a) lists all Registered Intellectual Property owned by, filed in the name of, or applied for, by Western Multiplex (the "WESTERN MULTIPLEX REGISTERED INTELLECTUAL PROPERTY RIGHTS") and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to any of Western Multiplex Registered Intellectual Property Rights.

                (b) During the five (5)-year period immediately prior to the date hereof and, to the knowledge of Western Multiplex after reasonable inquiry, during any time prior to the five (5)-year period immediately preceding the date hereof, no Western Multiplex Intellectual Property or product or service that is owned by Western Multiplex or any of its subsidiaries is currently or was subject to any order, judgment, or decree brought against it that restricted in any manner the use, transfer, or licensing thereof by Western Multiplex or any of its subsidiaries in a manner that would reasonably be expected to have a Material Adverse Effect or that limits the ownership, the validity, use or enforceability of any Western Multiplex Intellectual Property that is owned by Western Multiplex in a manner that would reasonably be expected to have a Material Adverse Effect.

                (c) Except with respect to Western Multiplex Registered Intellectual Property that Western Multiplex intentionally abandoned and/or is no longer used by or intended to be used by Western Multiplex which exception shall include, without limitation, Western Multiplex Registered Intellectual Property acquired in its acquisitions of Ubiquity Communications, each material item of Western Multiplex Registered Intellectual Property is valid and subsisting and, except as set forth in Schedule 3.8(c), all necessary registration, maintenance and renewal fees currently due in connection with such Western Multiplex Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Western Multiplex Registered Intellectual Property have been filed with the PTO or United States Copyright Office and other equivalent authorities in foreign jurisdictions, as the case may be, for the purposes of maintaining such Western Multiplex Registered Intellectual Property. There are no actions that must be taken by Western Multiplex within ninety (90) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Registered Intellectual Property Rights.

                (d) Other than inbound "shrink-wrap" and similar publicly available commercial binary code end-user licenses, Section 3.8(d) of the Western Multiplex Schedules lists all material contracts, licenses and agreements to which Western Multiplex and any of its subsidiaries is a party with respect to any material Western Multiplex Intellectual Property ("WESTERN MULTIPLEX MATERIAL IP CONTRACTS").

                (e) Western Multiplex owns and has good and exclusive title to, or has license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to use each material item of Western Multiplex Intellectual Property, free and clear of any lien or encumbrance; provided, however, that claims of infringement or misappropriation of Western Multiplex Intellectual Property shall not be deemed liens or encumbrances for the purpose of this Section 3.8(e).

                (f) With respect to material Western Multiplex Intellectual Property owned by Western Multiplex that has been developed or created by a third party for Western Multiplex or any of its subsidiaries, Western Multiplex has a written agreement with such third party with respect thereto, whereby Western Multiplex has obtained ownership of all such material Western Multiplex Intellectual Property as between Western Multiplex and the third party, and is the exclusive owner of all of that third party's rights in such material Western Multiplex Intellectual Property.

                (g) In the five (5) years prior to the date hereof, neither Western Multiplex nor any of its subsidiaries (i) has transferred ownership of any Intellectual Property that was material Western Multiplex Intellectual Property to any third party, or (ii) granted any exclusive license with respect to any Intellectual Property that is or was material Western Multiplex Intellectual Property owned by Western Multiplex, to any third party.

                (h) To the knowledge of Western Multiplex after reasonable inquiry, all Western Multiplex Material IP Contracts are in full force and effect. Except as set forth in Schedule 3.8(h), to the knowledge of Western Multiplex after reasonable inquiry, the consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of any Western Multiplex Material IP Contract. Western Multiplex and each of its subsidiaries is in material compliance with, and has not materially breached any term of any Western Multiplex Material IP Contract and, to the knowledge of Western Multiplex after reasonable inquiry, all other parties to such Western Multiplex Material IP Contracts are in compliance with, and have not materially breached any term of such Western Multiplex Material IP Contracts.

                (i) Following the Closing Date, the Surviving Corporation will be permitted to exercise all of Western Multiplex's and each of its subsidiaries' rights under such Western Multiplex Material IP Contracts (a) to the same extent Western Multiplex and its subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred, and (b) without the payment of any additional amounts or consideration other than the same amount of ongoing fees, royalties or payments which Western Multiplex or its subsidiaries would otherwise be required to pay.

                (j) To the knowledge of Western Multiplex after reasonable inquiry, the products, services and the operation of the business of Western Multiplex and its subsidiaries as such business currently is conducted, including Western Multiplex's and its subsidiaries' design, development, manufacture, marketing and sale of the products or services of Western Multiplex and its subsidiaries (including products currently under development) has not and does not infringe, misappropriate or otherwise violate the Intellectual Property of any third party or, to the knowledge of Western Multiplex after reasonable inquiry, constitute unfair competition or trade practices under the laws of any jurisdiction.

                (k) Neither Western Multiplex nor any of its subsidiaries has received notice from any third party alleging that the operation of the business of Western Multiplex or any of its subsidiaries or any act, product or service of Western Multiplex or any of its subsidiaries, infringes, misappropriates or otherwise violates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction in a manner that would reasonably be expected to have a Material Adverse Effect.

                (l) Western Multiplex and each of its subsidiaries has taken reasonable steps to protect Western Multiplex's and its subsidiaries' rights in all confidential information and trade secrets of Western Multiplex, and of third parties provided to Western Multiplex or any of its subsidiaries, and, without limiting the foregoing, each of Western Multiplex and its subsidiaries has and enforces a practice requiring each employee to execute a proprietary information/confidentiality agreement substantially in the form provided to Proxim. All employees who worked for Western Multiplex since November 1, 1999 have (i) executed invention assignment agreements sufficient to irrevocably transfer all rights in any Intellectual Property developed by such employees to Western Multiplex; and (ii) executed proprietary/confidential information agreements pursuant to which they agreed to maintain as confidential all Western Multiplex proprietary information. Except as set forth in Schedule 3.8(l), all employees who are listed as inventors on any Patents (including applications and provisionals) that are Western Multiplex Registered Intellectual Property have signed invention assignment agreements sufficient to irrevocably transfer all such employee's rights in any such Western Multiplex Patents to Western Multiplex. Western Multiplex has no knowledge or notice of any adverse claim of ownership of any Western Multiplex Intellectual Property that is owned by Western Multiplex by any past employee of Western Multiplex and, to the knowledge of Western Multiplex, there is no valid basis for any such claim.

                (m) After the Western Multiplex Spin-Out, Western Multiplex owned or had a right to use all Intellectual Property that, at the time of the Western Multiplex Spin-Out, was used in and/or necessary to the conduct of the business of Western Multiplex as it was conducted at the time of the Western Multiplex Spin-Out and, to the Knowledge of Western Multiplex, at the time of the Western Multiplex Spin-Out, was material to the business of Western Multiplex as it was planned or contemplated to be conducted. For the purpose of this Section 3.8(m), "WESTERN MULTIPLEX SPIN-OUT" means the spin-out of Western Multiplex from Glenayre Corporation pursuant to the Acquisition Agreement by and among GTI Acquisition Corp., Glenayre Technologies, Inc., Western Multiplex, a California Corporation and Western Multiplex, a Delaware Corporation.

        3.9 Compliance; Permits; Restrictions.

                (a) Neither Western Multiplex nor any of its subsidiaries nor the conduct of their respective businesses is, in any material respect, in conflict with, or in default or violation of, (i) any Legal Requirement applicable to Western Multiplex or any of its subsidiaries or by which its or any of their respective businesses or properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Western Multiplex or any of its subsidiaries is a party or by which Western Multiplex or any of its subsidiaries or its or any of their respective businesses or properties is bound or affected. No investigation or review by any Governmental Entity is pending or, to the Knowledge of Western Multiplex, threatened against Western Multiplex or its subsidiaries, nor has any Governmental Entity indicated to Western Multiplex an intention to conduct the same. There is no material agreement, judgment, injunction, order or decree binding upon Western Multiplex or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Western Multiplex or any of its subsidiaries, any acquisition of material property by Western Multiplex or any of its subsidiaries or the conduct of business by Western Multiplex as currently conducted.

                (b) Western Multiplex and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities that are material to the operation of the business of Western Multiplex (collectively, the "WESTERN MULTIPLEX PERMITS"). Western Multiplex and its subsidiaries are in compliance in all material respects with the terms of the Western Multiplex Permits.

        3.10 Litigation. Except as set forth in Schedule 3.10, as of the date of this Agreement, there is no Action pending, or as to which Western Multiplex or any of its subsidiaries has received any notice of assertion nor,to Western Multiplex's Knowledge, is there a threatened Action against Western
Multiplex or any of its subsidiaries that reasonably would be likely to be material to Western Multiplex or any of its subsidiaries, or which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

        3.11 Brokers' and Finders' Fees. Except for fees payable to Credit Suisse First Boston pursuant to an engagement letter dated December 18, 2001, Western Multiplex has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

        3.12 Employee Benefit Plans.

                (a) The employee compensation, severance, termination pay, deferred compensation, stock or stock-related awards, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document and including, without limitation, all "employee benefit plans" within the meaning of Section 3(3) of ERISA) covering any active employee, former employee, director or consultant of Western Multiplex, any subsidiary of Western Multiplex or any trade or business (whether or not incorporated) that is an

Affiliate, or with respect to which Western Multiplex has or may in the future have liability, are referred to herein as the "WESTERN MULTIPLEX PLANS." Western Multiplex Schedule 3.12(a) contains a complete and accurate list of each of the Western Multiplex Plans. Western Multiplex has provided to Proxim: (i) correct and complete copies of all documents embodying each Western Multiplex Plan including (without limitation) all amendments thereto, all related trust documents, and all material written agreements and contracts relating to each such Western Multiplex Plan; (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Western Multiplex Plan; (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Western Multiplex Plan; (iv) all IRS determination, opinion, notification and advisory letters; (v) all material correspondence to or from any governmental agency relating to any Western Multiplex Plan; (vi) all COBRA forms and related notices and (vii) all discrimination tests for each Western Multiplex Plan for the most recent three (3) plan years.

                (b) Each Western Multiplex Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign or domestic), including ERISA and the Code, that are applicable to such Western Multiplex Plans. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Western Multiplex Plan activities) has been brought, or to the Knowledge of Western Multiplex is threatened, against or with respect to any such Western Multiplex Plan. There are no audits, inquiries or proceedings pending or, to the Knowledge of Western Multiplex, threatened by the IRS or the DOL with respect to any Western Multiplex Plans. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Western Multiplex Plans have been timely made or accrued. Section 3.12(b) of the Western Multiplex Disclosure Letter includes a listing of the accrued vacation liability of Western Multiplex as of September 28, 2001. Any Western Multiplex Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under
Section 501(a) of the Code (i) has either obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation. Western Multiplex does not have any plan or commitment to establish any new Western Multiplex Plan, to modify any Western Multiplex Plan (except to the extent required by law or to conform any such Western Multiplex Plan to the requirements of any applicable law, in each case as previously disclosed to Proxim in writing, or as required by this Agreement), or to enter into any new Western Multiplex Plan. Each Western Multiplex Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Proxim, Western Multiplex or any of its Affiliates (other than ordinary administration expenses).

                (c) Neither Western Multiplex, any of its subsidiaries, nor any of their Affiliates has at any time ever maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or
Section 412 of the Code and at no time has Western Multiplex contributed to or been requested to contribute to any "multiemployer plan," as such term is defined in ERISA. Neither Western Multiplex nor any Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan, or to any plan described in Section 413 of the Code. Neither Western Multiplex, any of its subsidiaries, nor any officer or director of Western Multiplex or any of its subsidiaries is subject to any liability or penalty under Section 4975 through 4980B of the Code or Title I of ERISA. No "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA, has occurred with respect to any Western Multiplex Plan.

                (d) Neither Western Multiplex, any of its subsidiaries, nor any of their Affiliates has, before the Effective Time and in any material respect, violated any of the health continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, the requirements of the Family Medical Leave Act of 1993, as amended, or any similar provisions of state law applicable to Western Multiplex employees. None of the Western Multiplex Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable law, and neither Western Multiplex nor any of its subsidiaries has represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any employee, former employee, director, consultant or other person, except to the extent required by statute.

                (e) Neither Western Multiplex nor any of its subsidiaries is bound by or subject to (and none of its respective assets or properties is bound by or subject to) any arrangement with any labor union. No employee of Western Multiplex or any of its subsidiaries is represented by any labor union or covered by any collective bargaining agreement and, to the Knowledge of Western Multiplex, no campaign to establish such representation is in progress. There is no pending or, to the Knowledge of Western Multiplex, threatened labor dispute involving Western Multiplex or any of its subsidiaries and any group of its employees nor has Western Multiplex or any of its subsidiaries experienced any labor interruptions over the past three (3) years, and Western Multiplex and its subsidiaries consider their relationships with their employees to be good. Western Multiplex (i) is in compliance in all material respects with all applicable material foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to its current or former employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to its current or former employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for its current and former employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against Western Multiplex under any worker's compensation policy or long-term disability policy.

                (f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) (i) result in any payment (including severance, unemployment compensation, golden parachute, forgiveness of indebtedness, bonus or otherwise) becoming due to any stockholder, director or employee of Western Multiplex or any of its subsidiaries under any Western Multiplex Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Western Multiplex Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

                (g) No payment or benefit which will or may be made by Western Multiplex or its Affiliates with respect to any employee or any other "disqualified individual" (as defined in Code Section 280G and the regulations thereunder) will be characterized as a "parachute payment," within the meaning of Code Section 280G(B)(2).

        3.13 Absence of Liens and Encumbrances. Western Multiplex and each of its subsidiaries has good and valid title to, or, in the case of leased properties, including the Western Multiplex Leases, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens or encumbrances except as reflected in the Western Multiplex Financials and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which would not be material to Western Multiplex.

        3.14 Environmental Matters.

                (a) Hazardous Material. Except as reasonably would not be likely to result in a material liability to Western Multiplex, no underground storage tanks and no Hazardous Materials are present as a result of the actions of Western Multiplex, of its subsidiaries or any affiliate of Western Multiplex, or to the Knowledge of Western Multiplex, as a result of any actions of any third party, or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Western Multiplex or any of its subsidiaries has at any time owned, operated, occupied or leased.

                (b) Hazardous Materials Activities. Except as reasonably would not be likely to result in a material liability to Western Multiplex (in any individual case or in the aggregate), (i) neither Western Multiplex nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, and (ii) neither Western Multiplex nor any of its subsidiaries has engaged in Hazardous Materials Activities in violation of any law, rule, regulation, treaty or statute promulgated by any Governmental Entity in effect on or prior to or as of the Closing Date to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity or in a manner that would be likely to result in material liability to Western Multiplex.

                (c) Permits. Except as reasonably would not be likely to result in a material liability to Western Multiplex, Western Multiplex and its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the "WESTERN MULTIPLEX ENVIRONMENTAL PERMITS") necessary for the conduct of Western Multiplex's and its subsidiaries'

Hazardous Material Activities and other businesses of Western Multiplex and its subsidiaries as such activities and businesses are currently being conducted.

                (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to Western Multiplex's Knowledge, threatened concerning any Western Multiplex Environmental Permit, Hazardous Material or any Hazardous Materials Activity of Western Multiplex or any of its subsidiaries.

        3.15 Labor Matters. (i) There are no controversies pending or, to the Knowledge of each of Western Multiplex and its respective subsidiaries, threatened, between Western Multiplex or any of its subsidiaries and any of their respective employees or former employees; (ii) as of the date of this Agreement, neither Western Multiplex nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Western Multiplex or its subsidiaries nor does Western Multiplex or its subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (iii) as of the date of this Agreement, neither Western Multiplex nor any of its subsidiaries has any Knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of Western Multiplex or any of its subsidiaries.

        3.16 Agreements, Contracts and Commitments. The following agreements, contracts or commitments with respect to which Western Multiplex or one of its subsidiaries is a party or is bound are referred to herein as the "WESTERN MULTIPLEX CONTRACTS":

                (a) any employment or consulting agreement, contract or commitment with any officer or director or higher level employee or member of Western Multiplex's Board of Directors, other than those that are terminable by Western Multiplex or any of its subsidiaries on no more than thirty (30) days' notice without liability or financial obligation to Western Multiplex;

                (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

                (c) any agreement of indemnification or any guaranty other than any agreement of indemnification entered into in connection with the sale or license of software products in the ordinary course of business;

                (d) any agreement, contract or commitment containing any covenant limiting in any respect the right of Western Multiplex or any of its subsidiaries to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

                (e) any agreement, contract or commitment currently in force relating to the disposition or acquisition by Western Multiplex or any of its subsidiaries after the date of this Agreement of assets in excess of $250,000 not in the ordinary course of business or pursuant to which Western Multiplex has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Western Multiplex's subsidiaries;

                (f) any dealer, distributor, joint marketing or development agreement currently in force under which Western Multiplex or any of its subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of ninety (90) days or less, or any material agreement pursuant to which Western Multiplex or any of its subsidiaries have continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by Western Multiplex or any of its subsidiaries and which may not be canceled without penalty upon notice of ninety (90) days or less;

                (g) any material agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any Western Multiplex product or service or any material agreement, contract or commitment currently in force to sell or distribute any Western Multiplex products or service, including any Western Multiplex Material IP Contract, except agreements with distributors or sales representative in the normal course of business cancelable without penalty upon notice of ninety (90) days or less and substantially in the form previously provided to Proxim;

                (h) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

                (i) any settlement agreement; provided that a Western Multiplex Contract shall not include any settlement agreement entered into more than five
(5) years before the date of this Agreement; or

                (j) any other agreement, contract or commitment (i) in connection with or pursuant to which Western Multiplex and its subsidiaries will spend or receive (or are expected to spend or receive), in the aggregate, more than $250,000 during the current calendar year or during the next calendar year,
(ii) the termination, expiration or loss of the counterparty's performance of which could reasonably be expected to have a Material Adverse Effect on Western Multiplex or (iii) that is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC rules).

        Neither Western Multiplex nor any of its subsidiaries, nor to Western Multiplex's Knowledge any other party to a Western Multiplex Contract is in material breach, violation or default under, and neither Western Multiplex nor any of its subsidiaries has received written notice that it has materially breached, violated or defaulted under, any of the terms or conditions of any of the Western Multiplex Contracts in such a manner as would permit any other party to cancel or terminate any such Western Multiplex Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

        3.17 Title to Western Multiplex Properties. Western Multiplex owns no real property nor has it ever owned any real property. All current Western Multiplex leases, subleases or other occupancy contracts or agreements and each amendment or other modification thereto (the

"WESTERN MULTIPLEX LEASES") are in full force and effect and are valid and enforceable. Western Multiplex is not in breach of or in default under any of such current Western Multiplex Leases and no event or condition has occurred which could (with the giving of notice or the passage of time or both) constitute a breach of or default by Western Multiplex under any such current Western Multiplex Lease. To Western Multiplex's Knowledge, no other party to any such current Western Multiplex Lease is in breach of or in default under any such current Western Multiplex Leases and no event or condition has occurred which could (with the giving of notice or the passage of time or both) constitute a breach of or default by Western Multiplex under any such current Western Multiplex Lease. No party other than Western Multiplex has the right to occupy any Western Multiplex real property currently leased or otherwise occupied by Western Multiplex.

        3.18 Statements; Joint Proxy Statement/Prospectus. None of the information supplied or to be supplied by Western Multiplex for inclusion or incorporation by reference in (i) the Registration Statement will at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) the Joint Proxy Statement/Prospectus shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to Western Multiplex's stockholders and Proxim's stockholders, at the time of the Western Multiplex Stockholders' Meeting or the Proxim Stockholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Western Multiplex Stockholders' Meeting or the Proxim Stockholders' Meeting which has become false or misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time before the Effective Time, any event relating to Western Multiplex or any of its affiliates, officers or directors should be discovered by Western Multiplex which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, Western Multiplex shall promptly inform Proxim. Notwithstanding the foregoing, Western Multiplex makes no representation or warranty with respect to any information supplied by Proxim that is contained in any of the foregoing documents.

        3.19 Board Approval. The Board of Directors of Western Multiplex (i) has determined that the Merger is advisable, consistent with and in furtherance of the long-term business strategy of Western Multiplex and fair to, and in the best interests of, Western Multiplex and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has approved and determined to recommend that the stockholders of Western Multiplex vote to approve the Share Issuance (collectively, the "WESTERN MULTIPLEX BOARD RECOMMENDATION," and each of the Western Multiplex Board Recommendation and the Proxim Board Recommendation are hereinafter referred to, as applicable, a "BOARD RECOMMENDATION").

        3.20 Opinion of Financial Advisor. The Board of Directors of Western Multiplex has received an opinion from Credit Suisse First Boston Corporation dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view to Western Multiplex, a signed copy of which opinion will be delivered to Proxim solely for informational purposes as promptly as practicable after receipt thereof by Western Multiplex.

        3.21 Vote Required. The affirmative vote of the holders of a majority of the shares of Western Multiplex Common Stock entitled to vote, present in person or proxy, on the Share Issuance is the only vote of the holders of any class or series of Western Multiplex's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

        3.22 State Takeover Statutes. The Board of Directors of Western Multiplex has approved this Agreement and the Western Multiplex Voting Agreement and the Merger and the other transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to the Merger and the other transactions contemplated hereby and thereby the restrictions contained in
Section 203 of the Delaware Law, to the extent, if any, such restrictions would otherwise be applicable to the Merger and the other transactions contemplated by this Agreement and the Western Multiplex Voting Agreement. No other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement, the Western Multiplex Voting Agreement or the transactions contemplated hereby and thereby.

                                   ARTICLE IV
                       CONDUCT PRIOR TO THE EFFECTIVE TIME

        4.1 Conduct of Business by Proxim. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Proxim (which for the purposes of this Article IV shall include Proxim and each of its subsidiaries) agrees, except (i) as specifically provided in this Agreement or Article IV of the Proxim Disclosure Letter or (ii) to the extent that Western Multiplex shall otherwise consent in writing (the provision of a response to any request for such a consent not be unreasonably delayed), to carry on its business diligently and in accordance with good commercial practice and to carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has business dealings. In addition, except (x) as specifically provided in this Agreement or Article IV of the Proxim Disclosure Letter or (y) to the extent that Western Multiplex shall otherwise consent in writing (the provision of a response to any request for such a consent not be unreasonably delayed), Proxim shall not do any of the following and shall prevent its subsidiaries from doing any of the following:

                (a) Accelerate, amend, modify or waive any stock repurchase rights; accelerate, amend or modify the period of exercisability or other material terms of options, warrants or restricted stock; reprice or exchange options or warrants granted under any employee, consultant or director stock plans or otherwise; or authorize cash payments in exchange for any options, warrants or restricted stock granted under any of such plans or otherwise;

                (b) Enter into any material partnership arrangements, joint development agreements or strategic alliances;

                (c) Grant any severance or termination pay (cash, equity or otherwise) to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in the Proxim Schedule, or adopt any new severance plan or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

                (d) Cancel, terminate, extend, amend or modify in any material respect any intellectual property contract other than with respect to intellectual property contracts which are not Proxim Material IP Contracts in the ordinary course of business, or in connection with the intellectual property litigation (or threatened litigation) described in the Proxim Disclosure Letter or settlement of such litigation; provided, however, that any such action or settlement in connection with the disclosed intellectual property litigation (or threatened litigation) includes a general release in favor of Proxim (or its successor) and does not require a material royalty or lump sum payment by Proxim or material post-Closing obligation of Proxim (or its successor);

                (e) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

                (f) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Proxim or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

                (g) Issue, deliver, sell, authorize, pledge or otherwise encumber or propose any of the foregoing with respect to any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (i) the issuance, delivery and/or sale of shares of Proxim Common Stock pursuant to the exercise of stock options therefor outstanding as of the date of this Agreement and (ii) shares of Proxim Common Stock issuable to participants in Proxim's 1993 Employee Stock Purchase Plan (the "PROXIM PURCHASE PLAN") consistent with the terms thereof;

                (h) Cause, permit or propose any amendments to any charter document or bylaw of Proxim (or similar governing instruments of any subsidiaries);

                (i) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the business of Proxim, other than in the ordinary course of business consistent with past practice;

                (j) Sell, lease, license, encumber or otherwise dispose of, in whole or in part, any properties (including Intellectual Property) or assets except sales of inventory in the ordinary course of business consistent with past practice, and except for the sale, lease or disposition (other than through licensing, except for immaterial, non-exclusive licenses in the ordinary course of business) of property or assets that are not material, individually or in the aggregate, to the business of Proxim;

                (k) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Proxim, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than (i) in connection with the financing of ordinary course trade payables consistent with past practice or (ii) pursuant to existing credit facilities in the ordinary course of business;

                (l) Adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"), pay any special bonus or special remuneration (cash, equity or otherwise) to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants;

                (m) Make any individual or series of related payments outside of the ordinary course of business in excess of $250,000;

                (n) Except in the ordinary course of business consistent with past practice, modify, amend or terminate any material contract or agreement to which Proxim or any of its subsidiaries is a party, or waive, delay the exercise of, release or assign any material rights or claims thereunder, in any case which would be material to Proxim;

                (o) Materially modify any material contract, agreement or obligation relating to the distribution, sale, license or marketing by third parties of Proxim's products or products licensed by Proxim;

                (p) Revalue any of its assets or, except as required by GAAP, adopt or change any accounting methods, principles or practices;

                (q) Enter into any closing agreement in respect of material Taxes, settle any claim or assessment in respect of any material Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any material Taxes;

                (r) Incur or enter into any agreement or commitment in excess of $500,000 individually;

                (s) Hire any employee with an annual compensation level in excess of $75,000;

                (t) Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of non-material amounts in the ordinary course of business;

                (u) Modify or amend in any manner that is adverse to Proxim, or terminate, any material agreement or any confidentiality agreement entered into by Proxim or any subsidiary in the ordinary course of business, or release or waive any material rights for claims, or modify or amend in any manner adverse to Proxim, any confidentiality, standstill or similar agreements to which Proxim or any of its subsidiaries is a party;

                (v) Make or change any material Tax election, change any method of accounting with respect to any material Tax or file any material amended Tax Return;

                (w) Settle, compromise, commence or otherwise conduct or prosecute in any manner not previously disclosed to Western Multiplex, any material Action, arbitration, investigation, audit, controversy or similar dispute or proceeding, except in connection with the intellectual property litigation (or threatened litigation) described in the Proxim Disclosure Letter or Proxim SEC Documents; provided, however, that any such action or settlement in connection with the disclosed intellectual property litigation (or threatened litigation) include a general release in favor of Proxim (or its successor) and does not require a material royalty or lump sum payment by Proxim or material post-Closing obligation of Proxim (or its successor) to any third party; or

                (x) Redeem the Proxim Rights or amend, waive any rights under or otherwise modify or terminate the Proxim Rights Plan in connection with an Acquisition Proposal; or

                (y) Agree in writing or otherwise to take any of the actions described in Section 4.1(a) through (x) above.

        4.2 Conduct of Business by Western Multiplex. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Western Multiplex (which for the purposes of this Article IV shall include Western Multiplex and each of its subsidiaries) agrees, except (i) as specifically provided in this Agreement or Article IV of the Western Multiplex Disclosure Letter or (ii) to the extent that Proxim shall otherwise consent in writing (the provision of a response to any request for such consent not to be unreasonably delayed), to carry on its business diligently and in accordance with good commercial practice and to carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has business dealings. In addition, except (x) as specifically provided in this Agreement or Article IV of the Western Multiplex Disclosure Letter or (y) to the extent that Proxim shall otherwise consent in writing (the provision of a response to any request for such consent not to be unreasonably delayed), Western Multiplex shall not do any of the following and shall prevent its subsidiaries from doing any of the following:

                (a) Accelerate, amend, modify or waive any stock repurchase rights; accelerate, amend or modify the period of exercisability or other material terms of options, warrants or restricted stock; reprice or exchange options or warrants granted under any employee, consultant or director stock plans or otherwise; or authorize cash payments in exchange for any options, warrants or restricted stock granted under any of such plans or otherwise;

                (b) Enter into any material partnership arrangements, joint development agreements or strategic alliances;

                (c) Grant any severance or termination pay (cash, equity or otherwise) to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in the Western Multiplex Disclosure Letter, or adopt any new severance plan or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

                (d) Cancel, terminate, extend, amend or modify in any material respect any intellectual property contract other than with respect to intellectual property contracts which are not Western Multiplex Material IP Contracts, in the ordinary course of business;

                (e) Declare, set aside or pay any dividends on or make any other distributions (whether with cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

                (f) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Western Multiplex or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

                (g) Issue, deliver, sell, authorize, pledge or otherwise encumber or propose any of the foregoing with respect to any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (i) the issuance, delivery and/or sale of shares of Western Multiplex Common Stock pursuant to the exercise of stock options therefor outstanding as of the date of this Agreement and (ii) shares of Western Multiplex Common Stock issuable to participants in Western Multiplex's Employee Stock Purchase Plan consistent with the terms thereof;

                (h) Cause, permit or propose any amendments to the Certificate of Incorporation or Bylaws of Western Multiplex;

                (i) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the business of Western Multiplex, other than in the ordinary course of business consistent with past practice;

                (j) Sell, lease, license, encumber or otherwise dispose of any properties (including Intellectual Property) or assets except sales of inventory in the ordinary course of business consistent with past practice, except for the sale, lease or disposition (other than through licensing, except for immaterial, non-exclusive licenses in the ordinary course of business) of property or assets that are not material, individually or in the aggregate, to the business of Western Multiplex;

                (k) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Western Multiplex, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than (i) in connection with the financing of ordinary course trade payables consistent with past practice or (ii) pursuant to existing credit facilities in the ordinary course of business;

                (l) Adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants;

                (m) Make any individual or series of related payments outside of the ordinary course of business in excess of $250,000;

                (n) Except in the ordinary course of business consistent with past practice, modify, amend or terminate any material contract or agreement to which Western Multiplex or any of its subsidiaries is a party or waive, delay the exercise of, release or assign any material rights or claims thereunder, in any case which would be material to Western Multiplex;

                (o) Materially modify any material contract, agreement or obligation relating to the distribution, sale, license or marketing by third parties of Western Multiplex's products or products licensed by Western Multiplex;

                (p) Revalue any of its assets or, except as required by GAAP, adopt or change any accounting methods, principles or practices;

                (q) Enter into any closing agreement in respect of any material Taxes, settle any claim or assessment in respect of any material Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any material Taxes;

                (r) Incur or enter into any agreement or commitment in excess of $500,000;

                (s) Hire any employee with an annual compensation level in excess of $75,000;

                (t) Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in non-material amounts in the ordinary course of business;

                (u) Modify or amend in any manner that is adverse to Western Multiplex, or terminate, any material agreement or any confidentiality agreement entered into by Western Multiplex or any subsidiary in the ordinary course of business, or release or waive any material rights for claims, or modify or amend in any manner adverse to Western Multiplex, any confidentiality, standstill or similar agreements to which Western Multiplex or any of its subsidiaries is a party;

                (v) Make or change any material Tax election, change any method of accounting with respect to any material Tax or file any material amended Tax Return;

                (w) Settle, compromise, commence or otherwise conduct or prosecute in any manner not previously disclosed to Proxim, any material Action, arbitration, investigation, audit, controversy or similar dispute or proceeding; or

                (x) Agree in writing or otherwise to take any of the actions described in Section 4.1(a) through (w) above.

                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

        5.1 Prospectus/Proxy Statement; Registration Statement. As promptly as practicable after the execution of this Agreement, Western Multiplex and Proxim will prepare and file with the SEC the Prospectus/Proxy Statement, and Western Multiplex will prepare and file with the SEC the Registration Statement in which the Prospectus/Proxy Statement is to be included as a prospectus. Western Multiplex and Proxim will provide each other with any information which may be required in order to effectuate the preparation and filing of the Prospectus/Proxy Statement and the

Registration Statement pursuant to this Section 5.1. Each of Western Multiplex and Proxim will respond to any comments from the SEC, will use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Each of Western Multiplex and Proxim will notify the other promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Registration Statement and/or the Prospectus/Proxy Statement. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Prospectus/Proxy Statement, the Registration Statement, Western Multiplex or Proxim, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff, and/or mailing to stockholders of Western Multiplex and/or Proxim, such amendment or supplement. Each of Western Multiplex and Proxim shall cooperate and provide the other with a reasonable opportunity to review and comment on any amendment or supplement to the Registration Statement and Prospect/Proxy Statement prior to filing such with the SEC, and will provide each other with a copy of all such filings made with the SEC. Each of Western Multiplex and Proxim will cause the Prospectus/Proxy Statement to be mailed to its respective stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC.

        5.2 Meetings of Stockholders; Board Recommendation.

                (a) Meeting of Stockholders. Promptly after the date hereof, each of Western Multiplex and Proxim will take all action necessary or advisable in accordance with Delaware Law and its respective Certificate of Incorporation and Bylaws to call, hold and convene the Proxim Stockholders' Meeting and the Western Multiplex Stockholders' Meeting to consider, in the case of Western Multiplex, the Share Issuance, and in the case of Proxim, adoption of this Agreement, respectively (each, a "STOCKHOLDERS' MEETING"), to be held as promptly as practicable. Subject to Sections 5.3(d) and 7.1, Western Multiplex and Proxim will use their reasonable best efforts to solicit from the stockholders of Proxim and Western Multiplex proxies in favor of, in the case of Western Multiplex, the Share Issuance, and, in the case of Proxim, the adoption of this Agreement, and will take all other action necessary or advisable to secure the vote or consent of their respective stockholders required by the rules of National Association of Securities Dealers, Inc. or Delaware Law to obtain such approvals, including, without limitation, engaging one or more nationally recognized proxy solicitation firms and information agents to assist in such solicitation. Notwithstanding anything to the contrary contained in this Agreement, Western Multiplex or Proxim, as the case may be, may adjourn or postpone its Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Prospectus/Proxy Statement is provided to its respective stockholders in advance of the vote to be taken at such meeting or, if as of the time for which the Stockholders' Meeting is originally scheduled (as set forth in the Prospectus/Proxy Statement) there are insufficient shares of common stock of Western Multiplex or Proxim, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Stockholders' Meeting. Each of Western Multiplex and Proxim shall ensure that its respective Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by its in connection with the Stockholders' Meeting are solicited in compliance with Delaware Law, its Certificate of Incorporation and Bylaws, the rules of the Nasdaq and all other applicable Legal Requirements. Subject to Section 7.1(f) ,(g), (j) and (k), the obligation of Western Multiplex or Proxim, as the case may be, to call, give notice of, convene and hold its Stockholders' Meeting in accordance with this Section 5.2(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal (as defined in Section 5.3(h)) with respect to it, or by any withdrawal, amendment or modification of the recommendation of its Board of Directors with respect to the Merger and/or this Agreement.

                (b) Board Recommendation. Except to the extent expressly permitted by Section 5.3(d): (i) the Board of Directors of each of Western Multiplex and Proxim shall make the applicable Board Recommendation to their stockholders, (ii) the Prospectus/Proxy Statement shall include a statement to the effect that the Board of Directors of each of Western Multiplex and Proxim has made the applicable Board Recommendation and (iii) neither the Board of Directors of Western Multiplex or Proxim nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to the other party, the applicable Board Recommendation.

        5.3 Acquisition Proposals.

                (a) No Solicitation. Each of Western Multiplex and Proxim agrees that neither it nor any of its subsidiaries nor any of the officers, directors and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) of it or its subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its subsidiaries' employees and other agents not to (and shall not authorize any of them to) directly or indirectly, (i) solicit, initiate, encourage, knowingly facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal with respect to itself, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal with respect to itself, (iii) engage in discussions with any Person with respect to any Acquisition Proposal with respect to itself, except as to the existence of the terms contained in this Section 5.3(a), (iv) approve, endorse or recommend any Acquisition Proposal with respect to itself (except to the extent specifically permitted pursuant to Section 5.3(d)) or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby with respect to itself. Each of Western Multiplex and Proxim and their respective subsidiaries, and any of the officers, directors and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) shall, and shall use its reasonable best efforts to cause its and its subsidiaries' employees and other agents to, immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal with respect to itself.

                (b) Notification of Unsolicited Acquisition Proposals.

                        (i) As promptly as practicable (but in any event within one business day) after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry which it reasonably believes could lead to an Acquisition Proposal, Western Multiplex or Proxim, as the case may be, shall provide the other party hereto with written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry and a copy of all written materials provided in connection with such Acquisition Proposal, request or inquiry. The recipient of the Acquisition Proposal, request or inquiry shall keep the other party hereto informed as promptly as practicable in all material respects of the status and details (including all amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry and any discussions or negotiations it is having with the party making the Acquisition Proposal, request or inquiry, and shall promptly provide to the other party hereto a copy of all written and electronic materials subsequently provided in connection with such Acquisition Proposal, request or inquiry.

                        (ii) Western Multiplex or Proxim, as the case may be, shall provide the other party hereto with forty-eight (48) hours prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of its Board of Directors at which its Board of Directors is reasonably expected to consider any Acquisition Proposal.

                (c) Superior Offers. Notwithstanding anything to the contrary contained in Section 5.3(a), in the event that Western Multiplex or Proxim, as the case may be, receives an unsolicited, bona fide written Acquisition Proposal with respect to itself from a third party that its Board of Directors has in good faith concluded (following consultation with its outside legal counsel and its financial advisor) is a Superior Offer (as defined in Section 5.3(h)), it may then take the following actions (but only if and to the extent that its Board of Directors concludes in good faith, following consultation with its outside legal counsel, that its fiduciary obligations under applicable law require it to do so):

                        (i) Furnish nonpublic information to the third party making such Acquisition Proposal, provided that (i) (A) concurrently with furnishing any such nonpublic information to such party, its gives the other party hereto written notice of its intention to furnish nonpublic information and (B) it receives from the third party an executed confidentiality agreement, the terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement (as defined in Section 5.4), and (ii) contemporaneously with furnishing any such nonpublic information to such third party, it furnishes such nonpublic information to the other party hereto (to the extent such nonpublic information has not been previously so furnished); and

                        (ii) Engage in negotiations with the third party with respect to the Acquisition Proposal, provided that three (3) business days prior to entering into negotiations with such third party, it gives the other party hereto written notice of the its intention to enter into negotiations with such third party.

                (d) Changes of Recommendation. Notwithstanding anything to the contrary contained in this Agreement, in response to the receipt of a Superior Offer, the Board of Directors of Western Multiplex or Proxim, as the case may be, may withhold, withdraw, amend or modify its recommendation in favor of the Merger, and, in the case of a Superior Offer that is a tender or exchange offer made directly to its stockholders, may recommend that its stockholders accept the tender or exchange offer (any of the foregoing actions, whether by a Board of Directors or a committee thereof, a "CHANGE OF RECOMMENDATION"), if all of the following conditions in clauses (i) through (v) are met:

                        (i) A Superior Offer with respect to it has been made and has not been withdrawn;

                        (ii) Its Stockholders' Meeting has not occurred or the requisite vote of its stockholders to adopt this Agreement or to approve the Share Issuance, as the case may be, has not been obtained;

                        (iii) It shall have (A) provided to the other party hereto written notice which shall state expressly (1) that it has received a Superior Offer, (2) the material terms and conditions of any Superior Offer it has received and the identity of the Person or group making the Superior Offer,
(3) that it intends to effect a Change of Recommendation and the manner in which it intends to do so (B) provided to the other party hereto a copy of all written and electronic materials delivered to the Person or group making any Superior Offer it has received, and (C) made available to the other party hereto all materials and information made available to the Person or group making any Superior Offer it has received;

                        (iv) Its Board of Directors has concluded in good faith, after consultation with its outside legal counsel, that, in light of such Superior Offer, the Change of Recommendation is required in order for the Board of Directors to comply with its fiduciary obligations to its stockholders under applicable law; and

                        (v) It shall not have breached any of the provisions set forth in Section 5.2 or this Section 5.3 in connection with each Superior Offer.

                (e) Termination following Receipt of a Superior Offer and a Change of Recommendation. If a Superior Offer has been received by Proxim or Western Multiplex, as the case may be, then subject to Section 5.3(d) and, with respect to Proxim, Section 7.1(j), or, with respect to Western Multiplex,
Section 7.1(k), Proxim or Western Multiplex, as the case may be, may terminate this Agreement pursuant to Section 7.1(j) or 7.1(k), respectively (and concurrently with or after such termination, if it so chooses, the Board of Directors of Proxim or Western Multiplex, as the case may be, may cause Proxim or Western Multiplex to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement, but only after the third business day following receipt by Western Multiplex or Proxim, as the case may be, of written notice advising Western Multiplex or Proxim, as the case may be, that Proxim or Western Multiplex is prepared to accept a Superior Offer.

                (f) Continuing Obligation to Call, Hold and Convene Stockholders' Meeting; No Other Vote. Subject to Section 7.1, nothing contained in this Agreement shall limit the obligation of Western Multiplex or Proxim to call, hold and convene its respective Stockholders' Meeting (regardless of whether its Board of Directors has effected a Change of Recommendation) in accordance with Section 5.2. Neither Western Multiplex nor Proxim shall submit to the vote of its respective stockholders any Acquisition Proposal, or propose to do so.

                (g) Compliance with Tender Offer Rules. Nothing contained in this Agreement shall prohibit either party or its respective Board of Directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided that the content of any such disclosure thereunder shall be subject to the terms of Section 5.3(c) of this Agreement. Without limiting the foregoing proviso, neither party shall effect a Change of Recommendation unless specifically permitted pursuant to the terms of Section 5.3(d).

                (h) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

                        (i) "ACQUISITION PROPOSAL," with respect to a party, shall mean any offer or proposal with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its material subsidiaries, or any purchase or sale of 15% or more of the consolidated assets (including without limitation stock of its subsidiaries) of such party and its subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, the equity securities of such party that, if consummated, would result in any Person (or the stockholders of such Person) beneficially owning or acquiring securities representing 15% or more of the total voting power of such party (or of the surviving parent entity in such transaction) or any of its material subsidiaries.

                        (ii) "SUPERIOR OFFER," with respect to a party, shall mean an unsolicited, bona fide written Acquisition Proposal made by a third party on terms that the Board of Directors of such party has in good faith concluded (after consultation with its outside legal counsel and its financial advisor), taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the Person making the offer, to be more favorable, from a financial point of view, to such party's stockholders (in their capacities as stockholders) than the terms of the Merger and is reasonably capable of being consummated, it being understood and agreed that the inclusion of a due diligence condition in an Acquisition Proposal shall not in and of itself preclude such Acquisition Proposal from being a Superior Offer for the purposes of Section 5.3(c) hereof. For the purposes of this definition, the term "Acquisition Proposal" shall have the meaning assigned to such term in Section 5.3(h)(i), except that references to "15%" therein shall be deemed to be references to "40%".

        5.4 Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants.

               (a) Confidentiality. The parties acknowledge that Proxim and Western Multiplex have previously executed a confidentiality agreement dated May 21, 2001 (the "CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

               (b) Access to Information. Each of Proxim and Western Multiplex will afford the other and the other's accountants, counsel and other representatives reasonable access during normal business hours to its properties, books, records and personnel during the period prior to the Effective Time to obtain all information concerning its business, including the status of product development efforts, properties, results of operations and personnel, as such other party may reasonably request; provided, however, that any party may restrict the foregoing access to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its subsidiaries to restrict or prohibit access to any such properties or information. Any information provided pursuant to this Section 5.4(b) shall be subject to the Confidentiality Agreement.

               (c) No Modification of Representations and Warranties or Covenants. No information or knowledge obtained in any investigation or notification pursuant to this Section 5.4, Section 5.6 or Section 5.7 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

        5.5 Public Disclosure. Without limiting any other provision of this Agreement, Western Multiplex and Proxim will consult with each other and agree, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or any Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by law or any listing agreement with the Nasdaq or any other applicable national securities exchange (in which case Western Multiplex and Proxim will first consult with the other party to the extent reasonably practicable). The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

        5.6 Regulatory Filings; Reasonable Efforts.

               (a) Regulatory Filings. Each of Western Multiplex and Proxim shall coordinate and cooperate with one another and shall each use all reasonable efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Legal Requirements, and as promptly as practicable after the date hereof, each of Western Multiplex and Proxim shall make all filings reasonably determined by the parties to be required by any Governmental Entity in connection with the Merger and the transactions contemplated hereby, including, without limitation, (i) Notification and Report Forms with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") as required by the

HSR Act, (ii) any other comparable filing that will materially impair the ability of the parties to close, (iii) other comparable pre-merger filings pursuant to the merger notification or control laws of any applicable jurisdiction, as agreed by the parties hereto and (iv) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or "blue sky" laws and the securities laws of any foreign country, or any other Legal Requirement relating to the Merger. Each of Western Multiplex and Proxim will cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.4(a) to comply in all material respects with all applicable Legal Requirements.

               (b) Exchange of Information. Western Multiplex and Proxim each shall promptly supply the other with any information that may be required in order to effectuate any filings or application pursuant to Section 5.6(a). Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreement, each of Proxim and Western Multiplex shall consult with the other prior to taking a position with respect to any such filing, shall consider in good faith the views of one another in connection with any analyses, appearances, presentations, memoranda, briefs, Proxim papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby (including under any antitrust or fair trade Legal Requirement), coordinate with the other in preparing and exchanging such information and promptly provide the other with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity in connection with this Agreement or the transactions contemplated hereby, provided that with respect to any such filing, presentation or submission, each of Western Multiplex and Proxim need not supply the other with copies (or in case of oral presentations, a summary) to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its subsidiaries to restrict or prohibit access to any such properties or information.

               (c) Notification. Each of Western Multiplex and Proxim will notify the other promptly upon the receipt of (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.6(a), Western Multiplex or Proxim, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

               (d) Reasonable Best Efforts. Subject to the express provisions of
Section 5.2 and Section 5.3 hereof and upon the terms and subject to the conditions set forth herein, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of such reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, including all Necessary Consents, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Proxim and its Board of Directors shall, if any takeover statute or similar Legal Requirement is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Legal Requirement on the Merger, this Agreement and the transactions contemplated hereby.

               (e) Limitation on Divestiture. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall be deemed to require Western Multiplex or Proxim or any subsidiary or affiliate thereof to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock. Proxim shall not take or agree to take any action identified in the immediately preceding sentence without the prior written consent of Western Multiplex.

        5.7 Notification of Certain Matters.

               (a) By Proxim. Proxim shall give prompt notice to Western Multiplex when and if Proxim becomes aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate, or that it has failed to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied.

               (b) By Western Multiplex. Western Multiplex shall give prompt notice to Proxim when and if Western Multiplex becomes aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate, or that it has failed to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied.

        5.8 Third-Party Consents. As soon as practicable following the date hereof, Western Multiplex and Proxim will each use commercially reasonable efforts to obtain any material consents, waivers and approvals under any of its or its subsidiaries' respective Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby.

        5.9 Stock Options and Employee Benefits.

               (a) Assumption of Stock Options. The parties hereto shall take all requisite action so that, at the Effective Time, each then outstanding Proxim Option, whether or not exercisable at the Effective Time and regardless of the respective exercise prices thereof, will be assumed by Western Multiplex. Each Proxim Option so assumed by Western Multiplex under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Proxim Stock Option Plan (and any applicable stock option agreement for such Proxim Option) immediately prior to the Effective Time (including any repurchase rights or vesting provisions), except that (i) each Proxim Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Western Multiplex Common Stock equal to the product of the number of shares of Proxim Common Stock that were issuable upon exercise of such Proxim Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Western Multiplex Common Stock and (ii) the per share exercise price for the shares of Western Multiplex Common Stock issuable upon exercise of such assumed Proxim Option will be equal to the quotient determined by dividing the exercise price per share of Proxim Common Stock at which such Proxim Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. Each assumed Proxim Option shall be vested immediately following the Effective Time as to the same percentage of the total number of shares subject thereto as it was vested as to immediately prior to the Effective Time. As soon as reasonably practicable following the Closing Date, Western Multiplex will issue to each person who holds an assumed Proxim Option a document evidencing the foregoing assumption of such Proxim Option by Western Multiplex.

               (b) Incentive Stock Options. It is intended that Proxim Options assumed by Western Multiplex shall qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent Proxim Options qualified as incentive stock options immediately prior to the Effective Time and the provisions of this Section 5.9 shall be applied consistent with such intent.

               (c) Proxim Purchase Plan. The parties hereto shall take all requisite action so that, as of the Effective Time, the Proxim Purchase Plan shall be terminated. The rights of participants in the Proxim Purchase Plan with respect to any offering period then underway under the Proxim Purchase Plan shall be determined by treating the last business day prior to the Effective Time as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under the Proxim Purchase Plan. Prior to the effective time, Proxim shall take all actions (including, if appropriate, amending the terms of the Proxim Purchase Plan) that are necessary to give effect to the transactions contemplated by this Section 5.9(c). Western Multiplex shall permit Proxim employees to participate in the Western Multiplex Purchase Plan no later than the later of ten (10) days and the beginning of the first complete pay period following the Closing Date, and Western Multiplex shall take all actions (including, if appropriate, amending the terms of the Western Multiplex Corporation Employee Stock Purchase Plan (the "WESTERN MULTIPLEX PURCHASE PLAN") as necessary to effectuate the participation of Proxim employees in the Western Multiplex Purchase Plan.

               (d) Change of Control Severance Agreements. Each of Proxim and Western Multiplex acknowledge that the consummation of the Merger shall constitute a "Change of Control" with respect to Proxim, as defined in and with respect to the Change of Control Severance Agreements between Proxim and each of David C. King, Keith E. Glover, Kevin J. Negus, Kurt F. Bauer, Bradley A. Kolb, Russell R. Reynolds and David Koberstein dated as of June 18, 1998, June 18, 1998, October 5, 1998, October 18, 1999, October 15, 2001, October 15, 2001, and
January 15, 2002, respectively.

        5.10 Form S-8. Western Multiplex agrees to file a registration statement on Form S-8 for the shares of Western Multiplex Common Stock issuable with respect to assumed Proxim Options to the extent Form S-8 is available as soon as is reasonably practicable after the Effective Time and shall maintain the effectiveness of such registration statement thereafter for so long as any of such options or other rights remain outstanding.

        5.11 Indemnification.

               (a) Indemnity. From and after the Effective Time, Western Multiplex will, and will cause the Surviving Corporation to, fulfill and honor in all respects the obligations of Proxim pursuant to any indemnification agreements between Proxim and its directors and officers immediately prior to the Effective Time (the "INDEMNIFIED PARTIES"), subject to applicable law. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of Proxim, unless such modification is required by law.

               (b) Insurance. For a period of six years after the Effective Time, the Surviving Corporation will cause to be maintained in directors' and officers' liability insurance maintained by Proxim covering those persons who are currently covered by Proxim's directors' and officers' liability insurance policy on terms comparable to those applicable to the current directors and officers of Proxim for a period of six (6) years; provided, however, that in no event will the Surviving Corporation be required to expend in excess of two hundred percent (200%) of the annual premium currently paid by Proxim for such coverage (and to the extent annual premium would exceed two hundred percent (200%) of the annual premium currently paid by Proxim for such coverage, the Surviving Corporation shall maintain the maximum amount of coverage as is available for such two hundred percent (200%) of such annual premium).

               (c) Third-Party Beneficiaries. This Section 5.11 is intended to be for the benefit of, and shall be enforceable by the Indemnified Parties and their heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns. In the event the Surviving Corporation or its successor or assign (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successor and assign of the Surviving Corporation honor the indemnification obligations set forth in this Section 5.11.

        5.12 Board of Directors and Executive Officers of Western Multiplex; Name Change.

               (a) Board of Directors. The Board of Directors of Western Multiplex will take all actions necessary such that effective as of the Effective Time, three (3) directors of Proxim reasonably acceptable to Western Multiplex, including David C. King, shall become members of the Board of Directors of Western Multiplex (the "PROXIM DESIGNATED DIRECTORS") and that three (3) directors of Western Multiplex including Jonathan N. Zakin, shall remain on the Board of Directors of Western Multiplex (the "WESTERN MULTIPLEX DESIGNATED DIRECTORS") and that a seventh director reasonably acceptable to each of the Proxim Designated Directors and the Western Multiplex Designated Directors shall become a member of the Board of Directors of Western Multiplex. The Board of Directors of Western Multiplex will take all actions necessary to ensure that each of the three classes of directors of the Board of Directors of Western Multiplex consists of one of the Proxim Designated Directors and one of the Western Multiplex Designated Directors.

               (b) Executive Officers. The Board of Directors of Western Multiplex will take all actions necessary such that effective as of the Effective Time, Jonathan N. Zakin shall be Chairman of the Board and Chief Executive Officer, David C. King shall be President and Chief Operating Officer, Keith E. Glover shall be Executive Vice President and Chief Financial Officer and Amir Zoufonoun shall be Executive Vice President, Technology and Co-Chief Technology Officer, each to hold office from and after the Effective Time until their respective successors are duly appointed and qualified in the manner provided in the bylaws of Western Multiplex or as otherwise provided by law or their earlier resignation or removal.

               (c) Name Change. Immediately following the Effective Time, Western Multiplex shall change its corporate name to "Proxim."

        5.13 Nasdaq Listing. Prior to the Effective Time, Western Multiplex agrees to use commercially reasonable efforts to authorize for listing on Nasdaq National Market the shares of Western Multiplex Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, subject to official notice of issuance.

        5.14 Proxim Affiliates; Restrictive Legend. Proxim will use all reasonable efforts to deliver or cause to be delivered to Western Multiplex, as promptly as practicable on or following the date hereof (but in any event within ten (10) days), from each person who may reasonably be deemed to be an affiliate of Proxim for purposes of Rule 145 promulgated under the Securities Act (a "PROXIM AFFILIATE") an executed affiliate agreement in the form attached hereto as Exhibit D (the

"PROXIM AFFILIATE AGREEMENT"), each of which will be in full force and effect as of the Effective Time. Western Multiplex will be entitled to place appropriate legends on the certificates evidencing any Western Multiplex Common Stock to be received by a Proxim Affiliate pursuant to the terms of this Agreement and to issue appropriate stop transfer instructions to the transfer agent for the Western Multiplex Common Stock, consistent with the terms of the Proxim Affiliate Agreement.

        5.15 Treatment as Reorganization. Neither Western Multiplex nor Proxim will, nor will they permit any of their respective subsidiaries to, take any action prior to or following the Closing that would reasonably be expected to cause the Merger to fail to qualify as a reorganization with the meaning of
Section 368(a) of the Code.

        5.16 Section 16 Matters. Prior to the Effective Time, the Board of Directors of each of Western Multiplex and Proxim shall adopt a resolution consistent with the interpretative guidance of the SEC so that (i) the assumption of Proxim Options held by Proxim Insiders (as defined below) pursuant to this Agreement, and (ii) the receipt by Proxim Insiders of Western Multiplex Common Stock in exchange for Proxim Common Stock pursuant to the Merger, shall be an exempt transaction for purposes of Section 16 of the Exchange Act by any officer or director of Proxim who may become a covered person for purposes of
Section 16 of the Exchange Act (a "PROXIM INSIDER").

        5.17 Assumption of Agreements. Prior to the Effective Time, in order to facilitate the assignment to Western Multiplex of (a) the Siemens to Proxim Technology License Agreement entered into as of September 21, 2000 by and between Proxim and Siemens Aktiengesellschaft ("SIEMENS") (the "SIEMENS TECHNOLOGY LICENSE AGREEMENT") and (b) the Original Equipment Manufacturer Volume Sales Agreement entered into as of July 23, 2001 by and between Proxim and Atheros Communications Inc. ("ATHEROS") (the "ATHEROS OEM AGREEMENT"), Western Multiplex agrees to accept in writing, in form and substance reasonably satisfactory to Siemens or Atheros, as the case may be, Proxim's rights and obligations under (A) the following agreements entered into by and between Proxim and Siemens: the Siemens Technology License Agreement; the Proxim to Siemens Technology License and Manufacturing Rights Agreement entered into as of September 21, 2000; the Asset Purchase Agreement entered into as of September 27, 2000; and the Amended and Restated Development Agreement entered into as of September 23, 2000 and (B) the Atheros OEM Agreement; provided, however, that nothing herein shall be deemed an admission or acknowledgement by Proxim or Western Multiplex that any such consent is required in connection with or as a result of the Merger or execution of this Agreement under the Siemens Technology License Agreement or the Atheros OEM Agreement.

        5.18 Bylaws of Proxim. Prior to the Effective Time, the Board of Directors of Proxim shall take all actions necessary so that, at the Effective Time, the Bylaws of Proxim shall be amended in their entirety to be identical to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time until thereafter amended in accordance with Delaware Law as provided by in such Bylaws.

        5.19 Directors and Officers of the Surviving Corporation. Prior to the Effective Time, the Board of Directors of Proxim shall take all actions necessary so that, at the Effective Time, (i) the initial board of directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified and (ii) the initial officers of the Surviving Corporation shall be the officers of Proxim immediately prior to the Effective Time, until their respective successors are duly appointed.

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

        6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any of which may be waived in writing by both of Proxim and Western Multiplex:

               (a) Stockholder Approval. Each of the Proxim Stockholder Approval and the Western Multiplex Stockholder Approval shall have been obtained.

               (b) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

               (c) Registration Statement Effective; Prospectus/Proxy Statement. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Prospectus/Proxy Statement, shall have been initiated or threatened in writing by the SEC.

               (d) HSR Act. The waiting period (and any extension thereof) under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early. Satisfaction of all other material foreign antitrust requirements reasonably determined to apply prior to the Closing in connection with the transaction contemplated hereby shall have been obtained.

               (e) No Governmental Restriction. There shall not be any pending or threatened suit or action asserted by any Governmental Authority (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or (ii) seeking to impose on Western Multiplex or Proxim or any subsidiary or affiliate thereof any divestiture of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

               (f) Tax Opinions. Western Multiplex and Proxim shall each have received written opinions from their respective counsel (Simpson Thacher & Bartlett and Wilson Sonsini Goodrich & Rosati, Professional Corporation, respectively), in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code and such opinions shall not have been withdrawn. The parties to this

Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinions.

               (g) Nasdaq Listing. The shares of Western Multiplex Common Stock to be issued in the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

        6.2 Additional Conditions to Obligations of Proxim. The obligation of Proxim to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Proxim:

               (a) Representations and Warranties. The representations and warranties of Western Multiplex set forth in this Agreement (i) that are qualified as to Material Adverse Effect shall be true and correct as of the date of this Agreement and as of immediately prior to the Effective Time (except to the extent such representations and warranties shall refer to a specific date, in which case such representations and warranties shall have been so true and correct as of such date) with the same force and effect as if then made, (ii) contained in Section 3.2 shall be true and correct in all material respects as of the date of this Agreement and as of immediately prior to the Effective Time, and (iii) the other representations and warranties of Western Multiplex set forth in this Agreement that are not qualified as to Material Adverse Effect shall be true and correct in all respects the date of this Agreement and immediately prior to the Effective Time (except to the extent such representations and warranties shall have been made as of an earlier date, in which case such representations and warranties shall have been true and correct in all respects as of such earlier date) with the same force and effect as if then made, except that this clause (iii) shall be deemed to be satisfied so long as any failures of such representations and warranties to be true and correct (without giving effect to any limitation as to "materiality" set forth therein), taken together, have not had a Material Adverse Effect on Western Multiplex; and Proxim shall have received a certificate of the Chief Executive Officer and the Chief Financial Officer of Western Multiplex to such effect.

               (b) Agreements and Covenants. Western Multiplex shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Proxim shall have received a certificate to such effect signed on behalf of Western Multiplex by the President and the Chief Financial Officer of Western Multiplex.

               (c) Employment Agreement. The Employment Agreement by and between Western Multiplex and David C. King shall not have been revoked or otherwise terminated by Western Multiplex as of the Effective Time.

        6.3 Additional Conditions to the Obligations of Western Multiplex. The obligations of Western Multiplex to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Western Multiplex:

               (a) Representations and Warranties. The representations and warranties of Proxim set forth in this Agreement (i) that are qualified as to Material Adverse Effect shall be true and correct as of the date of this Agreement and as of immediately prior to the Effective Time (except to the extent such representations and warranties shall refer to a specific date, in which case such representations and warranties shall have been so true and correct as of such date) with the same force and effect as if then made, (ii) contained in Section 2.2 shall be true and correct in all material respects as of the date of this Agreement and as of immediately prior to the Effective Time, and (iii) the other representations and warranties of Proxim set forth in this Agreement that are not qualified as to Material Adverse Effect shall be true and correct in all respects as of the date of this Agreement and immediately prior to the Effective Time (except to the extent such representations and warranties shall have been made as of an earlier date, in which case such representations and warranties shall have been true and correct in all respects as of such earlier date) with the same force and effect as if then made, except that this clause (iii) shall be deemed to be satisfied so long as any failures of such representations and warranties to be true and correct (without giving any effect to any limitation as to "materiality" set forth therein), taken together, have not had a Material Adverse Effect on Proxim; and Western Multiplex shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Proxim to such effect.

               (b) Agreements and Covenants. Proxim shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Western Multiplex shall have received a certificate to such effect signed on behalf of Proxim by the President and the Chief Financial Officer of Proxim.

                                   ARTICLE VII
                        TERMINATION, AMENDMENT AND WAIVER

        7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after the requisite approvals of the stockholders of Proxim or Western
Multiplex:

               (a) by mutual written consent duly authorized by the Boards of Directors of Western Multiplex and Proxim;

               (b) by either Proxim or Western Multiplex if the Merger shall not have been consummated by July 31, 2002 (the "END DATE"); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

               (c) by either Proxim or Western Multiplex if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

               (d) by either Proxim or Western Multiplex if the required approval of the stockholders of Western Multiplex contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Western Multiplex stockholders duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Western Multiplex where the failure to obtain Western Multiplex stockholder approval shall have been caused by the action or failure to act of Western Multiplex and such action or failure to act constitutes a material breach by Western Multiplex of this Agreement;

               (e) by either Proxim or Western Multiplex if the required approval of the stockholders of Proxim contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of the Proxim stockholders duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to Proxim where the failure to obtain Proxim stockholder approval shall have been caused by the action or failure to act of Proxim and such action or failure to act constitutes a material breach by Proxim of this Agreement;

               (f) by Western Multiplex at any time prior to the adoption of this Agreement by the required vote of the stockholders of Proxim if a Triggering Event (as defined below in this Section 7.1) with respect to Proxim shall have occurred.

               (g) by Proxim at any time prior to the approval of Share Issuance by the required vote of the stockholders of Western Multiplex if a Triggering Event with respect to Western Multiplex shall have occurred.

               (h) by Proxim, upon a breach of any representation, warranty, covenant or agreement on the part of Western Multiplex set forth in this Agreement, or if any representation or warranty of Western Multiplex shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Western Multiplex's representations and warranties or breach by Western Multiplex is curable by Western Multiplex prior to the End Date through the exercise of reasonable best efforts, then Proxim may not terminate this Agreement under this Section 7.1(h) prior to the End Date, provided that Western Multiplex continues to exercise its reasonable best efforts to cure such inaccuracy or breach (it being understood that Proxim may not terminate this Agreement pursuant to this paragraph (h) if such breach by Western Multiplex is cured); and

               (i) by Western Multiplex, upon a breach of any representation, warranty, covenant or agreement on the part of Proxim set forth in this Agreement, or if any representation or warranty of Proxim shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or
Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Proxim's representations and warranties or breach by Proxim is curable by Proxim prior to the End Date through the exercise of reasonable best efforts, then Western Multiplex may not terminate this Agreement under this
Section 7.1(i) prior to the End Date, provided that Proxim continues to exercise its reasonable best efforts to cure such inaccuracy or breach (it being understood that Western Multiplex may not terminate this Agreement pursuant to this paragraph (i) if such breach by Proxim is cured);

               (j) by Proxim in accordance with Section 5.3(e) at any time prior to the adoption of this Agreement by the required vote of the stockholders of Proxim, provided that Proxim has complied with the provisions of Section 5.3 in connection with the receipt of the applicable Superior Offer; and provided further that any such termination will not be effective unless the Proxim Termination Fee pursuant to Section 7.3(b)(i) shall have been paid concurrently with or prior to such termination; or

               (k) by Western Multiplex in accordance with Section 5.3(e) of this Agreement at any time prior to the approval of the Share Issuance by the required vote of the stockholders of Western Multiplex, provided that Western Multiplex has complied with the provisions of Section 5.3 in connection with the receipt of the applicable Superior Offer; provided further that any such termination will not be effective unless the Western Multiplex Termination Fee pursuant to Section 7.3(b)(ii) shall have been paid concurrently with or prior to such termination.

        For the purposes of this Agreement, a "TRIGGERING EVENT," with respect to a party hereto, shall be deemed to have occurred if: (i) its Board of Directors or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to the other party hereto its applicable Board Recommendation, or shall have resolved to do any of the same
(ii) its Board of Directors fails to reaffirm (publicly, if so requested) its applicable Board Recommendation within ten (10) business days after the other party hereto requests in writing that such recommendation be reaffirmed after the public announcement of an Acquisition Proposal, (iii) its Board of Directors or any committee thereof shall have approved or recommended any Acquisition Proposal, or shall have resolved to do any of the same, (iv) its Board of Directors shall have failed to call, hold and convene its Stockholders' Meeting in the manner contemplated by Section 5.2(a), (v) a tender or exchange offer relating to its securities shall have been commenced by a Person unaffiliated with the other party hereto and it shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Board of Directors of such party recommends rejection of such tender or exchange offer or (vi) with respect to Proxim only, its Board of Directors shall have amended or resolved to amend the Proxim Rights Agreement in a manner so as to render it inapplicable to any Acquisition Proposal (other than the Merger).

        7.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 5.4(a), this Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for fraud in connection with, or any willful breach of, this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

        7.3 Fees and Expenses.

               (a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Western Multiplex and Proxim shall share equally (i) all fees and expenses, other than attorneys' and accountants' fees and expenses, incurred in relation to the printing and filing (with the SEC) of the Prospectus/Proxy Statement (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto and (ii) the filing fee for the Notification and Report Forms filed with the FTC and DOJ under the HSR Act or any other filing fee required by a Governmental Entity pursuant to Section 5.6(a).

               (b) Payments.

                          (i) Payment by Proxim. In the event that this
Agreement is terminated by Western Multiplex or Proxim, as applicable, pursuant to Sections 7.1(b), (e), (f) or (j), or pursuant to Section 7.1(i) as the result of a breach of covenant by Proxim subsequent to the receipt of an Acquisition Proposal with respect to Proxim, Proxim shall promptly, but in no event later than two (2) days after the date of such termination, pay Western Multiplex a fee equal to Nine Million Five Hundred Thousand dollars ($9,500,000) in immediately available funds (the "PROXIM TERMINATION FEE"); provided, that in the case of termination under Section 7.1(b), 7.1(e) or 7.1(i) (as a result of a breach of a covenant by Proxim subsequent to the receipt of an Acquisition Proposal with respect to Proxim), (A) such payment shall be made only if following the date hereof and prior to the termination of this Agreement, there has been public disclosure of an Acquisition Proposal with respect to Proxim and
(1) within nine (9) months following the termination of this Agreement an Acquisition (as defined in Section 7.3(b)(vi)) of Proxim is consummated or (2) within nine (9) months following the termination of this Agreement Proxim enters into an agreement providing for an Acquisition of Proxim and such Acquisition of Proxim is subsequently consummated and (B) such payment shall be made prior to and as a condition of the consummation of such Acquisition of Proxim.

                          (ii) Payment by Western Multiplex. In the event that
this Agreement is terminated by Western Multiplex or Proxim, as applicable, pursuant to Sections 7.1(b), (d), (g) or (k), or pursuant to Section 7.1(h) upon the breach of a covenant by Western Multiplex subsequent to the receipt of an Acquisition Proposal with respect to Western Multiplex, Western Multiplex shall promptly, but in no event later than two (2) days after the date of such termination, pay Proxim a fee equal to Nine Million Five Hundred Thousand dollars ($9,500,000) in immediately available funds (the "WESTERN MULTIPLEX TERMINATION FEE"); provided, that in the case of termination under Section 7.1(b), 7.1(d) or 7.1(h) (as a result of a breach of a covenant by Western Multiplex subsequent to the receipt of an Acquisition Proposal with respect to Western Multiplex), (A) such payment shall be made only if following the date hereof and prior to the termination of this

Agreement, there has been public disclosure of an Acquisition Proposal with respect to Western Multiplex and (1) within nine (9) months following the termination of this Agreement an Acquisition of Western Multiplex is consummated or (2) within nine (9) months following the termination of this Agreement Western Multiplex enters into an agreement providing for an Acquisition of Western Multiplex and such Acquisition of Western Multiplex is subsequently consummated and (B) such payment shall be made prior to and as a condition of the consummation of such Acquisition of Western Multiplex.

                          (iii) Expense Reimbursement by Proxim. In the event
that this Agreement is terminated by Proxim or Western Multiplex, as applicable, pursuant to Section 7.1(e) in circumstances in which the Proxim Termination Fee is not and could not be payable to Western Multiplex pursuant to clause (i) above, Proxim shall promptly, but in no event later than two (2) days after receipt of a demand for reimbursement of certain reasonable actual, documented fees and expenses incurred by Western Multiplex in connection with this Agreement and the transactions contemplated hereby, reimburse Western Multiplex for such fees and expenses, up to a maximum of $1,500,000 in immediately available funds.

                          (iv) Expense Reimbursement by Western Multiplex. In
the event this Agreement is terminated by Proxim or Western Multiplex, as applicable, pursuant to Section 7.1(d) in circumstances in which the Western Multiplex Termination Fee is not and could not be payable to Proxim pursuant to clause (ii) above, Western Multiplex shall promptly, but in no event later than two (2) days after receipt of a demand for reimbursement of certain reasonable actual, documented fees and expenses incurred by Proxim in connection with this Agreement and the transactions contemplated hereby, reimburse Proxim for such fees and expenses, up to a maximum of $1,500,000 in immediately available funds.

                          (v) Interest and Costs; Other Remedies. Each of
Western Multiplex and Proxim acknowledges that the agreements contained in this
Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party hereto would not enter into this Agreement; accordingly, if Western Multiplex or Proxim, as the case may be, fails to pay in a timely manner the amounts due pursuant to this
Section 7.3(b), and, in order to obtain such payment, the other party hereto makes a claim that results in a judgment against the party failing to pay for the amounts set forth in this Section 7.3(b), the party so failing to pay shall pay to the other party its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.

                          (vi) Certain Definitions. For the purposes of this
Section 7.3(b) only, "ACQUISITION," with respect to a party hereto, shall mean, other than the transactions contemplated by this Agreement, an Acquisition Proposal, provided, that for the purpose of this definition, the term "Acquisition Proposal" shall have the meaning assigned to such term in Section 5.3(h)(i), except that references to "15%" therein shall be deemed to be references to "40%."

        7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Western Multiplex and Proxim, provided, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further stockholder approval. This Agreement may be not amended except by execution of an instrument in writing signed on behalf of each of Western Multiplex and Proxim.

        7.5 Extension; Waiver. At any time prior to the Effective Time either party hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

        8.1 Non-Survival of Representations and Warranties. The representations and warranties of Proxim and Western Multiplex contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article VIII shall survive the Effective Time.

        8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by telecopy or telefacsimile or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

               (a)    if to Western Multiplex or Merger Sub, to:

                      Western Multiplex Corporation
                      1196 Borregas Avenue
                      Sunnyvale, CA 94089
                      Attention:  Chief Executive Officer
                      Fax No.:  (408) 542-5300
                      with copies to:

                      Simpson Thacher & Bartlett
                      10 Universal City Plaza, Suite 1850
                      Los Angeles, California 91608
                      Attention:  Daniel Clivner
                      Fax No.:  (818) 755-7009

               (b)    if to Proxim, to:

                      Proxim, Inc.
                      510 DeGuigne Drive
                      Sunnyvale, CA 94085
                      Attention:  Chief Executive Officer
                      Fax No.:  (408) 731-3670

                      with a copy to:

                      Wilson Sonsini Goodrich & Rosati, Professional Corporation 650 Page Mill Road
                      Palo Alto, California 94304-1050
                      Attention:  Robert G. Day
                      Fax No.:  (650) 493-6811

                      and

                      Wilson Sonsini Goodrich & Rosati, Professional Corporation One Market
                      Spear Tower, Suite 3300
                      San Francisco, CA 94105
                      Attention:  Steve L. Camahort
                      Fax:  (415) 947-2099

        8.3 Interpretation; Knowledge.

               (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a section of this Agreement unless otherwise indicated. For purposes of this Agreement, the words "INCLUDE," "INCLUDES" and "INCLUDING," when used herein, shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "THE BUSINESS OF" an entity, such reference shall be deemed to include the business of all such entity and its subsidiaries, taken as a whole. An exception or disclosure made in the Proxim Disclosure Letter with regard to a representation of Proxim, or in the Western Multiplex Disclosure

Letter with regard to a representation of Western Multiplex, shall be deemed made with respect to any other representation by such party to which such exception or disclosure is reasonably apparent.

               (b) For purposes of this Agreement, the term "KNOWLEDGE" means, with respect to a party hereto, with respect to any matter in question, the actual knowledge of the Chief Executive Officer, Chief Financial Officer or Chief Operating Officer of such party.

               (c) For purposes of this Agreement, the term "MATERIAL ADVERSE EFFECT," when used in connection with an entity, means any fact, change, event, development, circumstance or effect (any such item, an "EFFECT"), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, that is or could reasonably be expected to be materially adverse to the business, assets (including intangible assets), capitalization, condition (financial or otherwise) or results of operations of such entity taken as a whole with its subsidiaries; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute a Material Adverse Effect on any entity: any Effect resulting from (A) general economic conditions or conditions generally affecting the wireless telecommunication industry, except in either case to the extent such party is materially disproportionately affected thereby, (B) the announcement or pendency of the Merger or (C) a change in the stock price or trading volume of such entity (or any failure of such entity to meet published revenue or earnings projections, provided that clause
(C) shall not exclude any underlying Effect which may have caused such change in stock price or trading volume or failure to meet published revenue or earnings projections.

               (d) For purposes of this Agreement, the term "PERSON" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

        8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

        8.5 Entire Agreement; Third-Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Proxim Disclosure Letter and the Western Multiplex Disclosure Letter, (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement and (ii) are not intended to confer upon any other Person any rights or remedies hereunder, except as specifically provided in Section 5.11 following the Effective Time.

        8.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

        8.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

        8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

        8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Any purported assignment in violation of this Section 8.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        8.11 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.


                                          WESTERN MULTIPLEX CORPORATION


                                          By: /s/ JONATHAN ZAKIN
                                             -----------------------------------

                                          Name: Jonathan Zakin
                                               ---------------------------------

                                          Title: Chairman & CEO
                                                --------------------------------



                                          PROXIM, INC.


                                          By: /s/ DAVID C. KING
                                             -----------------------------------

                                          Name: David C. King
                                               ---------------------------------

                                          Title: Chairman, President & CEO
                                                --------------------------------



                                          WALNUT-PINE MERGER CORP.


                                          By: /s/ JONATHAN ZAKIN
                                             -----------------------------------

                                          Name: Jonathan Zakin
                                               ---------------------------------

                                          Title: Chairman & CEO
                                                --------------------------------






                            ****MERGER AGREEMENT****